As filed with the Securities and Exchange Commission on August 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Presidio Property Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

(760) 471-8536

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack K. Heilbron

Presidio Property Trust, Inc.

Chief Executive Officer and President

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

(760) 471-8536

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin Ocasio, Esq.

Avital Perlman, Esq.

Michael D. Nacht, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Telephone: (212) 930-9700

Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 14, 2025

Presidio Property Trust, Inc.

200,000 Shares of Series A Common Stock

This prospectus relates to the resale by the selling stockholder of up to an aggregate of 200,000 shares (the “Shares”) of Series A Common Stock, par value $0.01 per share (the “Series A Common Stock”), of Presidio Property Trust, Inc., a Maryland corporation (“Presidio,” “we,” “us” or the “Company”), issuable upon exercise of warrants (the “Common Stock Warrants”) to purchase up to 200,000 shares of Series A Common Stock at an exercise price of $12.00 per share. The Shares offered for sale by such selling stockholder were initially issued by us in a private placement (the “Original Placement”) on July 14, 2021, and amended on July 14, 2025, in which the exercise price was reduced from $55.00 per share to $12.00 per share and the termination date was extended to July 16, 2030 from July 16, 2026, pursuant to an amendment to the Warrants by and between us and the selling stockholder (the “2025 Amendment”).

We are not offering for sale any of the Shares in the registration statement of which this prospectus is part. We will not receive any proceeds from the sale of the Shares by the selling stockholder, but will incur expenses. We will, however, receive the proceeds of any Common Stock Warrants exercised for cash in the future. Such net proceeds will be up to approximately $2,400,000, based on the Common Stock Warrants’ exercise price. See “Use of Proceeds” in this prospectus. The selling stockholder from time to time may offer and sell the shares held by it directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent available pursuant to the restrictions thereunder, rather than under this prospectus. For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 37.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Series A Common Stock is traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SQFT”, our 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”) is traded on Nasdaq under the symbol “SQFTP”, and our Series A Common Stock Purchase Warrants to Purchase Shares of Common Stock, no par value (the “Series A Warrants”) are traded on Nasdaq under the symbol “SQFTW”. On August 13, 2025, the last reported sale price of our Series A Common Stock was $5.29 per share, the last reported sale price of our Series D Preferred Stock was $14.85 per share, and the last reported sale price of our Series A Warrants was $0.03 per share.

Except for the financial statements from the Annual Report on Form 10-K for the year ended December 31, 2024 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which are incorporated by reference herein, all historical share and per share information in this prospectus gives retroactive effect to a 1-for-10 reverse split of our Series A Common Stock that became effective on May 19, 2025.

We are an internally managed, diversified real estate investment trust (“REIT”) as defined under the Internal Revenue Code of 1986, as amended (the “Code”). Shares of our stock are subject to limitations on ownership and transfer that are intended to assist us in qualifying as a REIT, among other purposes. Our charter generally prohibits any person or entity from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our capital stock. See the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer” included in this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus to read about factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any other regulatorY BODY HAS approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August      , 2025.

We have not authorized any person to provide any information or represent anything about us other than what is contained in this prospectus. None of the information on our website referred to in this prospectus is incorporated by reference herein. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of the Shares or possession or distribution of this prospectus in any such jurisdiction. Any person who comes into possession of this prospectus in jurisdictions outside the United States is required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus to that jurisdiction. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Series A Common Stock. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

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INDUSTRY AND MARKET DATA

We use market data and industry forecasts throughout this prospectus and, in particular, in the section entitled “Business and Property.” Unless otherwise indicated, statements in this prospectus concerning our industry and the markets in which we operate, including our general expectations, competitive position, business opportunity and market size, growth and share, are based on information obtained from industry publications, government publications and third-party forecasts. The forecasts and projections are based upon industry surveys and the preparers’ experience in the industry. There can be no assurance that any of the projections will be achieved. We believe that the surveys and market research performed by others are reliable, but we have not independently verified this information. Accordingly, the accuracy and completeness of the information are not guaranteed.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read carefully the more detailed information set forth in this prospectus, including the information under the heading “Risk Factors,” the historical financial statements, including the related notes, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us prior to investing in our securities. Except where the context suggests otherwise, the terms “our company,” “we,” “us” and “our” refer to Presidio Property Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries.

Our Company

The Company operates as an internally managed, diversified REIT, with primary holdings in office, industrial, retail, and triple-net leased model home properties. The Company acquires, owns, and manages a geographically diversified portfolio of real estate assets, including office, industrial, retail and model home residential properties leased to homebuilders located in the United States. As of June 30, 2025, the Company owned or had an equity interest in:

●	Eight office buildings and one industrial property (“Office/Industrial Properties”) which total approximately 758,175 rentable square feet (unaudited);

●	One retail building (“Retail Property”) which totals approximately 10,500 rentable square feet (unaudited); and

●	87 model home residential properties (“Model Homes” or “Model Home Properties”), totaling approximately 260,227 square feet (unaudited), leased back on a triple-net basis to homebuilders, that are owned by four affiliated limited partnerships and one wholly-owned corporation, all of which we control. As of June 30, 2025, all of the model homes in Dubose Model Home Investors #202, LP and Dubose Model Home Investors #206, LP had been sold.

We own three commercial properties located in Colorado, four in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are located in four states. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas. We do not develop properties but acquire properties that are stabilized or that we anticipate will be stabilized within two or three years of acquisition. We consider a property to be stabilized once it has achieved an 80% occupancy rate for a full year as of January 1 of such year or has been operating for three years.

Most of our office and retail properties are leased to a variety of tenants ranging from small businesses to large public companies, many of which are not investment grade. We have, in the past, entered into, and intend in the future to enter into, purchase agreements for real estate having net leases that require the tenant to pay all of the operating expenses or pay increases in operating expenses over specific base years. Most of our office leases are for terms of three to five years with annual rental increases. Our model homes are typically leased back for two to three years to the home builder on a triple-net lease. Under a triple-net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property.

We seek to diversify our portfolio by commercial real estate segments, including office, industrial, retail and model home properties to reduce the adverse effect of a single under-performing segment and/or tenant. We further mitigate risk at the tenant level through our credit review process, which varies by tenant class. For example, our commercial and industrial tenants tend to be corporations or individually owned businesses. In these cases, we typically obtain financial records, including financial statements and tax returns (depending on the circumstance), and run credit reports for any prospective tenant to support our decision to enter into a rental arrangement. We also typically obtain security deposits from these commercial tenants. Our Model Home commercial tenants are well-known homebuilders with established credit histories. These tenants are subjected to financial review and analysis prior to us entering into a sales-leaseback transaction.

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Our Current Portfolio

Our commercial portfolio currently consists of three commercial properties located in Colorado, four in North Dakota, one in Southern California, one in Texas and one in Maryland, and 87 model home properties located in four states, with the majority located in Texas and Alabama. This geographical clustering enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff.

Commercial Portfolio

As of June 30, 2025, our commercial real estate portfolio consisted of the following properties:

($ in000’s) Property Location	Sq., Ft.	Date Acquired	Year Property Constructed	Purchase Price	Occupancy	Percent Ownership	Mortgage On property
Office/Industrial Properties:
Genesis Plaza, San Diego, CA (1)	57,807	08/10	1989	$10,000	100.0%	92.0%	$5,749
Dakota Center, Fargo, ND (2)	119,554	05/11	1982	9,575	46.1%	100.0%	8,873
Grand Pacific Center, Bismarck, ND (3)	94,943	03/14	1976	5,350	91.0%	100.0%	6,425
Arapahoe Center, Colorado Springs, CO	79,023	12/14	2000	11,850	100.0%	100.0%	8,670
West Fargo Industrial, West Fargo, ND	150,099	08/15	1998/2005	7,900	97.2%	100.0%	5,750
300 N.P., West Fargo, ND	34,517	08/15	1922	3,850	66.4%	100.0%	-
One Park Centre, Westminster CO (4)	69,174	08/15	1983	9,150	76.5%	100.0%	5,854
Shea Center II, Highlands Ranch, CO (5)	121,306	12/15	2000	25,325	68.9%	100.0%	16,508
Baltimore, Baltimore, MD	31,752	12/21	2006	8,892	100.0%	100.0%	5,670
Total Office/Industrial Properties	758,175			$91,892	81.8%		$63,499
Retail Properties:
Mandolin, Houston, TX (6)	10,500	08/21	2021	4,892	100.0%	61.3%	3,475
Total Retail Properties	10,500			4,892	100.0%	61.3%	3,475

(1)	Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 86,232 shares of SQFT Series A Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement.
(2)	The non-recourse loan on the Dakota Center property matured on July 6, 2024. During October 2024, management has agreed with the lender to sell the property to settle the loan balance. Due to the uncertainties in the Fargo market, we have impaired the property’s book value and recorded an impairment charge of approximately $0.7 million as of September 30, 2024. During December 2024, the lender had agreed on the broker the Company would use to sell the property to settle the non-recourse debt. As of December 31, 2024, the property was included in the real estate assets held for sale, net on the consolidated balance sheet. Any purchase offers will be subject to lender approval.
(3)	Grand Pacific Center, Bismarck, ND, was removed from held-for-sale after signing a major lease with KLJ Engineering on December 7, 2022 for approximately 33,296 usable square feet, a term of 122 months, and starting annualized rent of $532,736. KLJ Engineering moved into the building during December 2023, with rent that commenced on February 28, 2024.
(4)	During the year ended December 31, 2023, we recorded a $2.0 million impairment charge for One Park Center that reflects management’s revised estimate of the fair market value based on sales comparable of like properties in the same geographical area as well as an evaluation of future cash flows or an executed purchase sale agreement. No additional impairment was deemed necessary during the year ended December 31, 2024.
(5)	On December 31, 2022, the lease for our largest tenant, Halliburton, expired. Halliburton was located in our Shea Center II property in Colorado, and made up approximately $536,080 of our annual base rent. Halliburton did not renew the lease and we placed approximately $1.1 million in a reserve account with our lender to cover future mortgage payments, if necessary, none of which has been used as of December 31, 2023. Our management team is working to fill the 45,535 square foot space and has leased approximately 54% of the space as of February 2025 and has reviewed various proposals for the remaining 46%.
(6)	A portion of the proceeds from the sale of Highland Court were used in like-kind exchange transactions pursued under Section 1031 of the Code for the acquisition of our Mandolin property. Mandolin is owned by NetREIT Palm Self-Storage LP, through its wholly owned subsidiary NetREIT Highland LLC, and the Company is the sole general partner and owns 61.3% of NetREIT Palm Self-Storage LP.

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For additional information about annual base rent for our commercial properties, please see “Annualized Base Rent Per Square Foot for Last Three Years” in our “Business and Property” section.

Model Home Portfolio

Our model home division utilizes newly-built single family model homes as an investment vehicle. Our model home division purchases model homes from, and leases them back to, homebuilders as commercial tenants on a triple-net basis. These triple-net investments in which the commercial homebuilders bear the expenses of operations, maintenance, real estate taxes and insurance (in addition to defraying monthly mortgage payments), alleviate significant cost and risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

The following table shows a list of our Model Home properties by geographic region as of June 30, 2025:

		Aggregate	Approximate %	Current Base	Approximate of Aggregate
Geographic Region	No. of Properties	Square Feet	of Square Feet	Annual Rent	% Annual Rent
Alabama	10	23,835	9.2%	$347,064	9.2%
Arizona	2	6,822	2.6%	$149,196	3.9%
Tennessee	2	5,534	2.2%	$89,304	2.4%
Texas	73	224,036	86.1%	$3,207,360	84.5%
Total	87	260,227	100.1%	$3,792,924	100.0%

Our Investment Approach

Our Commercial Property Investment Approach

We acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Our potential commercial investments are extensively reviewed based on several characteristics, including:

●	Market Research. We invest in properties within regionally dominant markets that we believe to be overlooked. We analyze potential markets for the key indicators that we feel will provide us higher risk adjusted returns. These indicators may include a net in-migration of highly educated workers, business friendly governmental policies, large university populations, accessible healthcare systems and available housing. We believe this quantitative approach will result in property acquisitions in markets with substantially higher demand for high quality commercial real estate.
●	Real Estate Enhancement. We typically acquire properties where we believe market demand is such that values can be significantly enhanced through repositioning strategies, such as upgrading common areas and tenant spaces, re-tenanting and leasing vacant space. We expect that these strategies will increase rent and occupancy while enhancing long-term value.
●	Portfolio Management. We believe our target markets have benefited from substantial economic growth, which provides us with opportunities to achieve long-term value and ultimately sell properties and recycle capital into properties offering a higher risk-adjusted return. We have achieved substantial returns in the past from the operation, repositioning, and sale of properties. We continue to actively manage our properties to maximize the opportunity to recycle capital.

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Our Model Home Property Investment Approach

Model homes are single-family homes constructed by builders for the purpose of showcasing floor plans, elevations, optional features, and workmanship when marketing the development where the homes are located. Each model home is designed to be held for a minimum lease term (usually three years), after which the model home is listed for sale at the estimated fair market value. Our model home business operates independently in Houston, Texas, with minimal time commitment by senior management. We seek to purchase model homes, at a 5% to 10% discount, that have a likelihood of appreciation within the expected three-year term of the lease, and anticipate unlevered pro forma returns over 8% during our holding period and expected lease term. Our model home leaseback agreements are triple-net, requiring the homebuilder/tenant to pay all operating expenses. We seek model homes in a variety of locations, a variety of price ranges, and from a variety of builders and developers to diversify the risk from economic conditions that may adversely affect a particular development or location.

During the six months ended June 30, 2025, we acquired 22 model homes for approximately $9.4 million. The purchase price was paid through cash payments of approximately $2.8 million and mortgage notes of approximately $6.6 million. During that period, the Company sold 13 model homes for approximately $5.9 million, net of sales costs, and recognized a gain of approximately $0.6 million. During the six months ended June 30, 2024, the Company acquired 12 model homes for approximately $5.7 million. The purchase price was paid through cash payments of approximately $1.7 million and mortgage notes of approximately $4.0 million. During this period, the Company sold 42 model homes for approximately $20.1 million, net of sales costs, and recognized a gain of approximately $2.8 million.

During the year ended December 31, 2024, we acquired 19 model homes and leased them back to the homebuilders under triple net leases. The purchase price for these properties was $9.7 million. The purchase price consisted of cash payments of $3.0 million and mortgage notes of $6.7 million. During this period, we sold 51 model homes for approximately $24.8 million and recognized a gain of approximately $3.4 million. During the year ended December 31, 2023, we acquired 40 model homes and leased them back to the homebuilders under triple net leases. The purchase price for the properties was $21.9 million. The purchase price consisted of cash payments of $6.6 million and mortgage notes of $15.3 million. During this period, we sold 22 model homes for approximately $11.7 million and recognized a gain of approximately $3.2 million.

Our Growth Strategy

Our main objective is to maximize long-term stockholder value through the management, leasing and selective redevelopment of our existing commercial property portfolio, and selectively acquiring future properties which are anticipated to provide accretive economic returns. We focus on regionally dominant markets across the United States which we believe have attractive growth dynamics driven in part by important economic factors such as strong employment growth; net in-migration of a highly educated workforce; a large student population; the stability provided by major healthcare systems; government or other large institutional employer presence; low rates of unemployment; and lower cost of living versus gateway markets. We seek to maximize returns through investments in markets with limited supply, high barriers to entry, and stable and growing employment drivers. Our model home portfolio supports the objective of maximizing stockholder value by focusing on purchasing new single-family model homes and leasing them back to experienced homebuilders. We operate the model home portfolio in markets where we can diversify by geography, builder size, and model home purchase price.

Our Commercial Property Growth Strategy

We intend to grow our commercial portfolio by acquiring high-quality properties in our target markets. We may selectively invest in industrial, office, retail, triple net and other properties where we believe we can achieve higher risk-adjusted returns for our stockholders. We expect that our extensive broker and seller relationships will benefit our acquisition activities and help set us apart from competing buyers. In addition, we continue to actively manage our portfolio of commercial properties and continue to redeploy capital through the opportunistic sale of certain commercial properties.

We typically purchase properties at what we believe to be a discount to the replacement value of the property. We seek to enhance the value of these properties through active asset management where we believe we can increase occupancy and rent. We typically achieve this growth through value-added investments in these properties, such as common area renovations, enhancement of amenities, improved mechanical systems, and other value-enhancing investments. We generally will not invest in ground-up development as we believe our target markets’ rental rates are below those needed to justify new construction.

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Our Model Home Growth Strategy

We intend to purchase model homes that are in the “move-up market” and in the first-time homebuyer market. The purchase of model homes will be from builders that have sufficient assets to fulfill their lease obligations and with model homes that offer a good opportunity for appreciation upon their sale. Sales proceeds from model homes will typically be reinvested to acquire new model homes.

Our Competitive Strengths

We believe that our management team’s extensive public REIT and general real estate experience distinguishes us from many other public and private real estate companies. Specifically, our competitive strengths include, among others:

●	Experienced Senior Management Team. Our senior management team has over 75 combined years of experience with public-reporting companies, including real estate experience with a number of other publicly traded companies and institutional investors. We are the third REIT to be co-founded by our CEO, providing us with core real estate experience in addition to substantial public market experience. We have operated as a publicly-reporting company since 2009.

●	Investment Focus. We believe that our focus on attractive regionally dominant markets provides higher risk-adjusted returns than other public REITs and institutional investors which are focused on gateway markets and major metropolitan areas, as our target markets provide less competition resulting in higher initial returns and greater opportunities to enhance value through institutional quality asset management.

●	Nimble Management Execution. Our principal focus is on acquiring commercial properties offering immediate yield, combined with identifiable value-creation opportunities. We operate in niche geographies, targeting acquisitions valued at between $10 million and $30 million in order to limit competition from larger, better capitalized buyers focused on core markets. We continue to identify and execute these types and sizes of transactions efficiently, which we believe provides us an advantage over other institutional investors, including larger REITs that focus on larger properties or portfolios in more competitively marketed investment transactions.

●	Extensive Broker and Seller Relationships. Our senior management team has developed extensive broker and seller relationships, which remain vital to our acquisition efforts. Of our 12 acquisitions since 2014, nine of these transactions were procured either off-market or through brokers with whom we have a historical relationship. We expect these relationships, as well as our ability to establish such relationships in new markets, to provide valuable access to an acquisition pipeline.

Our REIT Status

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2000. To continue to be taxed as a REIT, we must satisfy numerous organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders, as defined in the Code and calculated on an annual basis. As a REIT, we are generally not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even though we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. For more information, please see “Risks Related to our Status as a REIT and Related Federal Income Tax Matters” in our Annual Report for the year ended December 31, 2024. We qualified as a REIT for the fiscal year ended December 31, 2024.

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Distribution Policy

We plan to pay at least 90% of our annual REIT taxable income to our stockholders in order to maintain our status as a REIT. We intend to continue to declare dividends, however, we cannot provide any assurance as to the amount or timing of future dividends. Our goal is to make cash dividend distributions out of our operating cash flow and proceeds from the sale of properties. During 2024 and the six months ended June 30, 2025, we did not pay dividends to holders of our Series A Common Stock. During 2023, we paid dividends to our holders of Series A Common Stock of approximately $1.2 million.

To the extent that we pay dividends in excess of our earnings and profits, as computed for federal income tax purposes, these dividends will represent a return of capital, rather than a dividend, for federal income tax purposes. Dividends that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital dividends in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

We intend to declare quarterly distributions. To be able to pay such dividends, our goal is to generate cash distributions from operating cash flow and proceeds from the sale of properties.

To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

We provide each of our stockholders a statement detailing dividends paid during the preceding year and their characterization as ordinary income, capital gain or return of capital annually. During the years ended December 31, 2024 and December 31, 2023, all dividends to holders of our Series A Common Stock were non-taxable as they were considered return of capital to the stockholders.

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Organizational Structure

The following chart summarizes our current ownership structure:

Reverse Stock Split

On May 1, 2025, our board of directors determined to effect the reverse stock split of the outstanding Series A Common Stock at a 1-for-10 ratio (the “Reverse Split”) and approved the filing of Articles of Amendment (the “Articles of Amendment”) to its charter to effect the Reverse Split. On May 16, 2025, the Articles of Amendment to effect the Reverse Split were filed with the State Department of Assessments and Taxation of Maryland. The implementation of the Reverse Split took effect in the public markets at the opening of trading on Monday, May 19, 2025. All equity awards and warrants outstanding immediately prior to the Reverse Split were proportionately adjusted to reflect the Reverse Split, including our Series A Warrants, which if remaining outstanding at termination shall be convertible into 1/100th of one share of Series A Common Stock at termination.

Corporate Information

We were incorporated in the State of California on September 28, 1999 under the name NetREIT, and in June 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name to “Presidio Property Trust, Inc.” Our executive offices are located at 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123. Our telephone number is (760) 471-8536. We maintain an internet website at www.presidiopt.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Outstanding Common Stock Warrants Issued in the Original Placement

The Shares offered in this prospectus relate to the resale by the selling stockholder of an aggregate of up to 200,000 shares of Series A Common Stock issuable upon the exercise of outstanding Common Stock Warrants, which were issued in the Original Placement on July 14, 2021 pursuant to a Securities Purchase Agreement of the same date. In connection with a registered direct offering to the selling stockholder that was entered into on July 14, 2025, we and the selling stockholder entered into the 2025 Amendment, which amended the Common Stock Warrants to (i) reduce the exercise price of the Common Stock Warrants to $12.00 per share from $55 per share and (ii) extend the termination date to July 16, 2030 from July 16, 2026. We also agreed with the selling stockholder to file a resale registration statement to register the Shares within 30 days of the closing of the registered direct offering and to cause the registration statement to go effective within 60 days of the closing of the registered direct offering.

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THE OFFERING

Securities offered by the selling stockholder herein:	200,000 shares of Series A Common Stock issuable upon exercise of the outstanding Common Stock Warrants

Series A Common stock outstanding before this offering:	1,451,088 shares

Series A Common Stock outstanding after this offering:	1,651,088 shares (assuming the exercise of all the outstanding Common Stock Warrants)

Use of Proceeds:	We will not receive any proceeds from the sale of the Series A Common Stock by the selling stockholder. We will, however, receive the proceeds of any Common Stock Warrants exercised for cash in the future. Such net proceeds will be up to approximately $2,400,000, based on the Common Stock Warrants’ exercise prices. See “Use of Proceeds” in this prospectus.

The Offering Price:	The selling stockholder may sell all or a portion of its Shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Nasdaq Capital Market Symbol of our Series A Common Stock:	SQFT

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks set forth under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus, and in the other reports that we file with the U.S. Securities and Exchange Commission (the “SEC”) and incorporate by reference into this prospectus, before deciding to invest in our common stock. The risks and uncertainties we have described are not the only ones we face.

If any of the events described in these risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment in our securities. The risks discussed include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

 If we are unable to comply with the continued listing requirements of the Nasdaq Capital Market, our Series A Common Stock could be delisted, which could affect our Series A Common Stock’s market price and liquidity and reduce our ability to raise capital.

We are required to meet certain qualitative and financial tests to maintain the listing of our securities on Nasdaq. As of the date of this prospectus, we are in compliance with all of Nasdaq’s continued listing requirements. As previously disclosed, on June 7, 2024, the Company received a written notice from Nasdaq notifying the Company that it had failed to meet the $1.00 per share minimum bid price requirement for continued inclusion on Nasdaq.  The letter also indicated that the Company would be provided with a compliance period of 180 calendar days, or until December 4, 2024, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).  On December 5, 2024, Nasdaq notified the Company that it had determined that the Company is eligible for an additional 180 calendar day period, or until June 2, 2025, to regain compliance.  On May 19, 2025, we effected the Reverse Split. On June 3, 2025, we received written notice from Nasdaq notifying us that we have regained compliance with Nasdaq’s minimum stock price requirement.

As a result of Nasdaq’s recently revised rules, companies are now limited by how many times they can effect reverse stock splits within a certain time period to regain compliance with the minimum bid price requirement. For example, if a company’s security fails to meet the minimum bid price requirement and the company has effected a reverse stock split within the prior one-year period, it will not be eligible for any compliance period to address a bid price deficiency. This restriction applies even if the company was in compliance with the minimum bid price requirement at the time of its prior reverse stock split. Accordingly, if a company effects a reverse stock split but its security subsequently falls out of compliance with the minimum bid requirement within a one-year period, it will be issued a delisting determination rather than being granted a compliance period. Under these circumstances, the company can appeal the delisting determination to a Hearings Panel, during which time any suspension or delisting action will be stayed. This amendment builds upon a 2020 rule change, which established an automatic delisting threshold for companies that have conducted one or more reverse stock splits within a two-year period with a cumulative ratio of 250 shares or more to one. Companies that meet this threshold are also ineligible for a compliance period and are subject to delisting (subject to a stay pursuant to the appeal processes).

There can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing criteria. If we are unable to regain compliance with the continued listing requirements of Nasdaq, our Series A Common Stock could be delisted, making it more difficult to buy or sell our securities and to obtain accurate quotations, and the price of our securities could suffer a material decline. Delisting could also impair our ability to raise capital.

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Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering will be used primarily for working capital and general corporate purposes, including to potentially acquire additional properties. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Series A Common Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our Series A Common Stock to decline and potentially impair the operation and expansion of our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders. In addition, we will only receive proceeds in this offering if the amended Common Stock Warrants are exercised.

Our ownership of taxable REIT subsidiaries is subject to certain restrictions, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our taxable REIT subsidiaries are not conducted on arm’s length terms.

We own and may acquire direct or indirect interests in one or more entities that have elected or will elect, together with us, to be treated as our taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests applicable to REITs. Not more than 25% of the value of our total assets could be represented by securities, including securities of taxable REIT subsidiaries, other than those securities includable in the 75% asset test. Further, for taxable years beginning after December 31, 2017, through December 31, 2025, not more than 20% of the value of our total assets may be represented by securities of taxable REIT subsidiaries. However, under tax legislation enacted in 2025, this 20% asset value cap increases to 25% for calendar quarters commencing after December 31, 2025. We anticipate that the aggregate value of the stock and other securities of any taxable REIT subsidiaries that we currently own will not exceed 20% of the value of our total assets, and in the future will not exceed 25% of the aggregate value of our total assets. We will monitor the value of these investments to ensure compliance with applicable asset test limitations. In addition, we intend to structure our transactions with any taxable REIT subsidiaries that we own to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with these limitations or avoid application of the 100% excise tax discussed above.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2024, including in the sections herein and therein entitled, as applicable, “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Property” and “Certain Relationships and Related Transactions.” Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, financial condition, liquidity, capital resources, cash flows, results of operations and other financial and operating information. Forward-looking statements included in this prospectus include, but are not limited to, statements regarding purchases and sales of properties, plans for financing and refinancing our properties, the adequacy of our capital resources, changes to the markets in which we operate, our business plans and strategies, and our payment of dividends. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that may cause actual results to differ from projections include, but are not limited to:

●	inherent risks associated with real estate investments and with the real estate industry;

●	significant competition may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce the value of our properties;

●	a decrease in demand for commercial space and/or an increase in operating costs;

●	failure by any major tenant (or a substantial number of tenants) to make rental payments to us because of a deterioration of its financial condition, an early termination of its lease, a non-renewal of its lease, or a renewal of its lease on terms less favorable to us;

●	challenging economic conditions facing us and our tenants may have a material adverse effect on our financial condition and results of operations;

●	our failure to generate sufficient cash to service or retire our debt obligations in a timely manner;

●	our inability to borrow or raise sufficient capital to maintain or expand our real estate investment portfolio;

●	adverse changes in the real estate financing markets, including potential increases in interest rates and/or borrowing costs;

●	potential losses, including from adverse weather conditions, natural disasters and title claims, may not be covered by insurance;

●	inability to complete acquisitions or dispositions and, even if these transactions are completed, failure to successfully operate acquired properties or sell properties without incurring significant defeasance costs;

●	our reliance on third-party property managers to manage a substantial number of our properties and brokers and/or agents to lease our properties;

●	decrease in supply and/or demand for single family homes, inability to acquire additional model homes, and increased competition to buy such properties;

●	failure to continue to qualify as a REIT;

●	adverse results of any legal proceedings;

●	changes in laws, rules and regulations affecting our business;

the possibility that we may not comply with the continued listing requirements of Nasdaq, which may result in our common stock being delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital;

●	the possibility that if any of the banking institutions in which we deposit funds ultimately fails, we may lose any amounts of our deposits over federally insured levels which could reduce the amount of cash we have available to distribute or invest and could result in a decline in our value; and

●	the potential adverse effects of a resurgence of the COVID-19 pandemic or of new epidemics, pandemics or public health crises and ensuing economic turmoil on our financial condition, results of operations, cash flows and performance, particularly our ability to collect rent, on the financial condition, results of operations, cash flows and performance of our tenants, and on the global economy and financial markets, adverse economic conditions in the real estate market and overall financial market fluctuations.

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The forward-looking statements contained in this prospectus are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those described in “Risk Factors” or in our periodic filings with the SEC. Should one or more of these risks or uncertainties materialize or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Series A Common Stock by the selling stockholder. We will, however, receive the proceeds of any Common Stock Warrants exercised for cash in the future.

The holder of the Common Stock Warrants is not obligated to exercise the Common Stock Warrants, and we cannot predict whether the holder of the Common Stock Warrants will choose to exercise the Common Stock Warrants. If the Common Stock Warrants are exercised in full, we would receive gross proceeds of approximately $2,400,000. We currently intend to use such proceeds, if any, for general corporate and working capital purposes, including to potentially acquire additional properties.

DISTRIBUTION POLICY

We intend to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay regular U.S. federal corporate income tax on any undistributed net taxable income, including net capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions that it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “U.S. Federal Income Tax Considerations.”

We intend to continue to declare distributions, however, we cannot provide any assurance as to the amount or timing of future distributions. Our goal is to make cash dividend distributions out of our operating cash flow and proceeds from the sale of properties. During 2024, we did not pay distributions to holders of our Series A Common Stock. During 2023, we paid distributions to our holders of Series A Common Stock of approximately $1.2 million. During the year ended December 31, 2023, all dividends to holders of our Series A Common Stock were non-taxable as they were considered return of capital to the stockholders.

We provide each of our stockholders a statement detailing distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital annually.

In accordance with the terms of our Series D Preferred Stock, we have declared monthly dividends to holders of shares of our Series D Preferred Stock. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we generally intend to continue making regular quarterly distributions to holders of our common stock. Although we anticipate making quarterly distributions to our stockholders over time, our Board of Directors has the sole discretion to determine the timing, form (including cash and shares of our common stock at the election of each of our stockholders) and amount of any distributions to our stockholders. As such, we cannot provide any assurance as to the amount or timing of future distributions.

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To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to fund distributions from working capital, sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, we could be required to utilize any net proceeds of this offering to fund our quarterly distributions, which would reduce the amount of cash that we have available for investing and other purposes. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements.”

Our charter allows us to issue preferred stock that could have a preference over our common stock with respect to distributions. We may issue additional preferred stock for various purposes, including, without limitation, to fund future acquisition and development activities and operational needs. The distribution preference on any issued preferred stock could limit our ability to make distributions to the holders of our common stock.

Distributions made by us will be authorized and determined by our Board of Directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be made or sustained or that our Board of Directors will not change our distribution policy in the future. Any distributions that we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements, capital expenditures and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including our revenue, operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

The following is a summary of distributions declared per share of our Series A Common Stock for the six months ended June 30, 2025 and for the years ended December 31, 2024, 2023 and 2022:

	2025	2024	2023	2022
Quarter Ended	Distributions Declared	Distributions Declared	Distributions Declared	Distributions Declared
March 31	$—	$—	$0.022	$0.105
June 30	—	—	0.023	0.106
September 30	—	—	0.023	0.020
December 31	—	—	0.023	0.021
Total	$—	$—	$0.091	$0.252

For the years 2024 and 2023, we declared distributions on our Series A Common Stock of nil and approximately $1.12 million, respectively. For the six months ended June 30, 2025 the Company did not declare a cash dividend on shares of Series A Common Stock.

For the three and six months ended June 30, 2025, the Company declared and paid approximately $0.6 million and $1.2 million, respectively, in cash dividends on shares of Series D Preferred Stock. For the years 2024 and 2023, we declared distributions on our Series D Preferred Stock of $2.3 million and approximately $2.2 million, respectively. Cash permitting, the Company intends to continue to pay dividends on a monthly basis to holders of our Series D Preferred Stock going forward, but there can be no guarantee the Board of Directors will approve any future dividends. The Company has not decided when it will resume dividends to our common stockholders on a quarterly basis.

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BUSINESS AND PROPERTY

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

The Company operates as an internally managed, diversified REIT, with primary holdings in office, industrial, retail, and triple-net leased model home properties. The Company acquires, owns, and manages a geographically diversified portfolio of real estate assets, including office, industrial, retail and model home residential properties leased to homebuilders located in the United States. As of June 30, 2025, the Company owned or had an equity interest in:

●	Eight office buildings and one industrial property (“Office/Industrial Properties”) which total approximately 758,175 rentable square feet (unaudited);

●	One retail building (“Retail Property”) which totals approximately 10,500 rentable square feet (unaudited); and

●	87 model home residential properties (“Model Homes” or “Model Home Properties”), totaling approximately 260,227 square feet (unaudited), leased back on a triple-net basis to homebuilders, that are owned by four affiliated limited partnerships and one wholly-owned corporation, all of which we control. As of June 30, 2025, all of the model homes in Dubose Model Home Investors #202, LP and Dubose Model Home Investors #206, LP had been sold.

We own three commercial properties located in Colorado, four in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are located in four states. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas. We do not develop properties but acquire properties that are stabilized or that we anticipate will be stabilized within two or three years of acquisition. We consider a property to be stabilized once it has achieved an 80% occupancy rate for a full year as of January 1 of such year or has been operating for three years.

Most of our office and retail properties are leased to a variety of tenants ranging from small businesses to large public companies, many of which are not investment grade. We have, in the past, entered into, and intend in the future to enter into, purchase agreements for real estate having net leases that require the tenant to pay all of the operating expenses or pay increases in operating expenses over specific base years. Most of our office leases are for terms of three to five years with annual rental increases. Our model homes are typically leased back for two to three years to the home builder on a triple-net lease. Under a triple-net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property.

We seek to diversify our portfolio by commercial real estate segments, including office, industrial, retail and model home properties to reduce the adverse effect of a single under-performing segment and/or tenant. We further mitigate risk at the tenant level through our credit review process, which varies by tenant class. For example, our commercial and industrial tenants tend to be corporations or individually owned businesses. In these cases, we typically obtain financial records, including financial statements and tax returns (depending on the circumstance), and run credit reports for any prospective tenant to support our decision to enter into a rental arrangement. We also typically obtain security deposits from these commercial tenants. Our Model Home commercial tenants are well-known homebuilders with established credit histories. These tenants are subjected to financial review and analysis prior to us entering into a sales-leaseback transaction.

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Our main objective is to maximize long-term stockholder value through the acquisition, management, leasing and selective redevelopment of high-quality office and industrial properties. We focus on regionally dominant markets across the United States which we believe have attractive growth dynamics driven in part by important economic factors such as strong office-using employment growth; net in-migration of a highly educated workforce; a large student population; the stability provided by healthcare systems, government or other large institutional employer presence; low rates of unemployment; and lower cost of living versus gateway markets. We seek to maximize returns through investments in markets with limited supply, high barriers to entry, and stable and growing employment drivers. Our model home portfolio supports the objective of maximizing stockholder value by focusing on purchasing new single-family model homes and leasing them back to experienced homebuilders. We operate the model home portfolio in markets where we can diversify by geography, builder size, and model home purchase price.

Our co-founder, Chairman, President and Chief Executive Officer is Jack K. Heilbron, a 40-year veteran in real estate investing, including eight years with Excel Realty Trust, Inc. (“Excel REIT”), previously an NYSE-listed retail REIT, and one of its predecessor companies, The Investors Realty Trust (“IRT”), prior to founding our company. Together with our former Chief Financial Officer and Treasurer, Kenneth W. Elsberry, Mr. Heilbron founded both our company and Clover Income and Growth REIT, Inc. (“Clover REIT”), a private REIT focused on retail mixed-use properties. During Mr. Heilbron’s tenure at Excel REIT, IRT and Clover REIT, Mr. Heilbron oversaw the investment of substantial real estate assets and saw Clover REIT liquidate at a substantial gain to investors. Our senior management team also includes Gary M. Katz and Ed Bentzen, each of whom has approximately 20 years or more of diverse experience in various aspects of real estate, including both commercial and residential, management, acquisitions, finance and dispositions in privately-held and publicly traded companies. We believe this industry experience and depth of relationships provides us with a significant advantage in sourcing, evaluating, underwriting and managing our investments.

Our Portfolio

We own three commercial properties located in Colorado, four in North Dakota, one in Southern California, one in Texas and one in Maryland. Our model home properties are located in four states. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas. We do not develop properties but acquire properties that are stabilized or that we anticipate will be stabilized within two or three years of acquisition. We consider a property to be stabilized once it has achieved an 80% occupancy rate for a full year as of January 1 of such year or has been operating for three years.

Our policy is to obtain insurance coverage for each of our properties covering loss from liability, fire, and casualty in the amounts and under the terms we deem sufficient to insure our losses. Under tenant leases on our commercial and retail properties, we require our tenants to obtain insurance to cover casualty losses and general liability in amounts and under terms customarily obtained for similar properties in the area.

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Commercial Portfolio

As of June 30, 2025, our commercial portfolio had a net book value of approximately $73.7 million, and consisted of the following properties:

($ in thousands) Property Location	Sq., Ft.	Date Acquired	Year Property Constructed	Purchase Price	Occupancy	Percent Ownership	Mortgage On property
Office/Industrial Properties:
Genesis Plaza, San Diego, CA (1)	57,807	08/10	1989	$10,000	100.0%	92.0%	$5,749
Dakota Center, Fargo, ND (2)	119,554	05/11	1982	9,575	46.1%	100.0%	8,873
Grand Pacific Center, Bismarck, ND (3)	94,943	03/14	1976	5,350	91.0%	100.0%	6,425
Arapahoe Center, Colorado Springs, CO	79,023	12/14	2000	11,850	100.0%	100.0%	8,670
West Fargo Industrial, West Fargo, ND	150,099	08/15	1998/2005	7,900	97.2%	100.0%	5,750
300 N.P., West Fargo, ND	34,517	08/15	1922	3,850	66.4%	100.0%	-
One Park Centre, Westminster CO (4)	69,174	08/15	1983	9,150	76.5%	100.0%	5,854
Shea Center II, Highlands Ranch, CO (5)	121,306	12/15	2000	25,325	68.9%	100.0%	16,508
Baltimore, Baltimore, MD	31,752	12/21	2006	8,892	100.0%	100.0%	5,670
Total Office/Industrial Properties	758,175			$91,892	81.8%		$63,499
Retail Properties:
Mandolin, Houston, TX (6)	10,500	08/21	2021	4,892	100.0%	61.3%	3,475
Total Retail Properties	10,500			4,892	100.0%	61.3%	3,475

(1)	Genesis Plaza is owned by two tenants-in-common, NetREIT Genesis and NetREIT Genessis II, each of which own 57% and 43%, respectively, and we beneficially own an aggregate of 92.0%, based on our ownership of each entity. We have 100% ownership of NetREIT Genesis and 81.5% ownership of NetREIT Genesis II, and we have control of both entities. During July 2024, the Company completed a minority ownership conversion option as result of a death in a noncontrolling trust within NetREIT Genesis II. The Company issued the trust 86,232 shares of SQFT Series A Common Stock in exchange for their 36.4% ownership in NetREIT Genesis II, as per the original exchange agreement.
(2)	The non-recourse loan on the Dakota Center property matured on July 6, 2024. During October 2024, management has agreed with the lender to sell the property to settle the loan balance. Due to the uncertainties in the Fargo market, we have impaired the property’s book value and recorded an impairment charge of approximately $0.7 million as of September 30, 2024. During December 2024, the lender had agreed on the broker the Company would use to sell the property to settle the non-recourse debt. As of December 31, 2024, the property was included in the real estate assets held for sale, net on the consolidated balance sheet. Any purchase offers will be subject to lender approval.
(3)	Grand Pacific Center, Bismarck, ND, was removed from held-for-sale after signing a major lease with KLJ Engineering on December 7, 2022 for approximately 33,296 usable square feet, a term of 122 months, and starting annualized rent of $532,736. KLJ Engineering moved into the building during December 2023, with rent that commenced on February 28, 2024.
(4)	During the year ended December 31, 2023, we recorded a $2.0 million impairment charge for One Park Center that reflects management’s revised estimate of the fair market value based on sales comparable of like properties in the same geographical area as well as an evaluation of future cash flows or an executed purchase sale agreement. No additional impairment was deemed necessary during the year ended December 31, 2024.
(5)	On December 31, 2022, the lease for our largest tenant, Halliburton, expired. Halliburton was located in our Shea Center II property in Colorado, and made up approximately $536,080 of our annual base rent. Halliburton did not renew the lease and we placed approximately $1.1 million in a reserve account with our lender to cover future mortgage payments, if necessary, none of which has been used as of December 31, 2023. Our management team is working to fill the 45,535 square foot space and has leased approximately 54% of the space as of February 2025 and has reviewed various proposals for the remaining 46%.
(6)	A portion of the proceeds from the sale of Highland Court were used in like-kind exchange transactions pursued under Section 1031 of the Code for the acquisition of our Mandolin property. Mandolin is owned by NetREIT Palm Self-Storage LP, through its wholly owned subsidiary NetREIT Highland LLC, and the Company is the sole general partner and owns 61.3% of NetREIT Palm Self-Storage LP.

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The following tables show a list of commercial properties owned by the Company grouped by state and geographic region as of June 30, 2025:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate % of Aggregate Annual Rent
California	1	57,807	7.5%	$1,548,723	14.8%
Colorado	3	269,503	35.1%	4,238,114	40.4%
Maryland	1	31,752	4.1%	739,050	7.1%
North Dakota	4	399,113	51.8%	3,605,054	34.5%
Texas	1	10,500	1.4%	349,546	3.3%
Total	10	768,675	99.9%	$10,480,487	100.1%

Model Home Portfolio

Our model home division utilizes a newly-built single family model home as an investment vehicle. This division purchases model homes and leases them back to the homebuilders as commercial tenants. These triple-net investments alleviate a significant amount of the risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

As of June 30, 2025, our model home portfolio had a net book value of approximately $40.9 million, and is summarized as follows:

State	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate of Aggregate % Annual Rent
Alabama	10	23,835	9.2%	$347,064	9.2%
Arizona	2	6,822	2.6%	$149,196	3.9%
Tennessee	2	5,534	2.2%	$89,304	2.4%
Texas	73	224,036	86.1%	$3,207,360	84.5%
Total	87	260,227	100.1%	$3,792,924	100.0%

Description of Our Commercial Properties

California Properties

●	Genesis Plaza is a four-story office building located in the Kearny Mesa submarket of San Diego. The property is situated on Interstate 15 with excellent visibility and signage opportunity for tenants. Additionally, the property is one of the few in Kearny Mesa to provide underground parking. Genesis Plaza’s rent roll includes several national and regional tenants. We renovated the common areas to improve its desirability to today’s tenants.

Colorado Properties

●	Arapahoe Service Center II is a one-story flex/office property located in Denver’s Southeast submarket, a location popular with technology firms. Although the property was fully leased upon acquisition, the property had entered into foreclosure and we purchased it from the lender. We subsequently negotiated a lease buy-out from one of the tenants and expanded the adjacent tenant, resulting in additional revenue from the buy-out fee and a long-term lease extension while retaining 100% occupancy.

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●	One Park Centre is a four-story office building located in Westminster, a suburb north of Denver. Similar to many of our acquisitions, when we acquired this property it had strong in-place cash flow with several leases at below-market rent. To add further value, we are renovating the common areas to create a more modern environment desired by today’s tenants. The property’s location caters to local businesses preferring to locate near employee housing rather than commuting to Denver’s other employment centers.

●	Shea Center II is a four-story, Class “A” office building located in Denver’s Highlands Ranch community. This location just south of Highway 470 west of Denver with new walkable amenities across the street is attractive to tenants living in upscale Highlands Ranch and other nearby suburbs. The long-term occupancy is stable with a large Fortune 500 tenant leasing an entire floor on a long-term lease.

Maryland Property

●	McElderry - located in Baltimore, Maryland, is a single-tenant, 31,752 sqft building constructed in 2006 and is fully leased on a long-term, triple-net basis to Johns Hopkins University.

North Dakota Properties

●	Dakota Center is a six-story office building located in the heart of the dynamic Downtown Fargo submarket. We were attracted to Fargo because of its strong economic drivers, including proximity to three universities, economic diversity, low unemployment, and limited competition. In May 2011, we acquired the property for $9.6 million and at a going-in cap rate of 14%. At the time of acquisition, 78% of the property was leased to a major national bank under a lease expiring in December 2012. The bank occupied only a small portion of the property and subleased other portions to multiple tenants. We invested $2.9 million in constructing tenant improvements and renovating the common areas and parking lot. Upon expiration of the lease, we were able to secure new leases with five former subtenants, including the national bank, resulting in 100% occupancy through 2017. In 2016, upon stabilization of the rent roll, the cap rate compressed from 14% to 8% and the property appraised in excess of $16 million, an increase in value of approximately 28% over our purchase price.

●	Grand Pacific Center is a six-story office building located in Downtown Bismarck. Based on the region’s strong economic drivers and our prior success repositioning Dakota Center in Fargo, this property was acquired with the intent to perform a similar common area renovation, which is expected to result in higher market rents and solidify Grand Pacific Center as the foremost office building in the submarket. We also increased potential cash flow by structuring new leases to require the tenants to pay a portion of operating expense increases.

●	West Fargo is a multi-tenant industrial campus located in West Fargo consisting of the three projects. The campus is located in an established industrial area near the major east-west thoroughfares of Interstate 94 and Main Avenue. This asset met our acquisition criteria due to its strong in-place cash flow plus potential for upside by raising rents to market.

●	Main Avenue consists of two buildings. This project accommodates mid-sized tenants requiring loading docks and ample truck access.

●	10th Street is a multi-tenant industrial park that can accommodate approximately 11 tenants and consists of three buildings. The property is situated in an industrial area near Interstate 94 in West Fargo, North Dakota, and consists of 53,000 square feet.

●	13th Street is a multi-tenant industrial park that can accommodate approximately six tenants and consists of two buildings. This project caters to small tenants. The property is situated in an industrial area near Interstate 94 in West Fargo, North Dakota, and consists of 15,000 square feet.

●	300 N.P. is a historic mixed-use building located in Downtown Fargo of which we own the multi-tenant office portion of this property. Originally constructed in 1923 for a farm equipment manufacturer, the building was renovated in 2004 as an office/residential condominium. We acquired the property due to its strong in-place cash flow at below-market rents with further upside achievable by leasing vacant space.

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Texas Property

●	Mandolin - located in Houston, Texas, is a single-tenant, 10,500 sqft building constructed in 2021 and is fully leased on a long-term, triple-net basis to a franchisee of a national child education provider. The property is located in a growing submarket with strong demographics and significant daytime population. The property features an extensive outdoor play area.

Description of Our Model Home Operations

Our model home division utilizes a newly-built single family model home as an investment vehicle. This division purchases model homes and leases them back to the homebuilders as commercial tenants. These triple-net investments alleviate a significant amount of the risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

Our Model Home business was started in March 2010 through the acquisition of certain assets and rights from Dubose Model Homes USA. Our model home business (“NetREIT Dubose”) is engaged in the business of acquiring model homes from third party homebuilders in sale-leaseback transactions whereby a homebuilder sells the Model Home to NetREIT Dubose and leases back the Model Home under a triple net lease for use in marketing its residential development.

We currently operate six limited partnerships in connection with NetREIT Dubose: Dubose Model Home Investors #202, LP (“DMHI #202”), Dubose Model Home Investors #203, LP (“DMHI #203”), Dubose Model Home Investors #204, LP (“DMHI #204”), Dubose Model Home Investors #205, LP (“DMHI #205”), Dubose Model Home Investors #206, LP (“DMHI #206”), and Dubose Model Home Investors #207, LP (“DMHI #207”). The limited partnerships typically raise private equity to invest in Model Home Properties and lease them back to the homebuilders. When the model homes’ lease ends, these properties are sold to independent third parties as residential homes. As of December 31, 2024, the Company owned:

●	10.3% of DMHI #202, which raised $2.9 million, and was formed to raise up to $5.0 million through the sale of partnership units.

●	2.3% of DMHI #203, which raised $4.4 million, and was formed to raise up to $5.0 million through the sale of partnership units.

●	3.6% of DMHI #204, which raised $2.8 million, and was formed to raise up to $5.0 million through the sale of partnership units.

●	4.0% of DMHI #205, which has raised $2.5 million, and was formed in 2019 to raise up to $5.0 million through the sale of partnership units.

●	8.5% of DMHI #206, which has raised $1.2 million, and was formed in 2020 to raise up to $5.0 million through the sale of partnership units. This partnership continues to raise capital through the sale of additional limited partnership units.

●	3.5% of DMHI #207, which has raised $2.6 million, and was formed in 2023 to raise up to $5.0 million through the sale of partnership units. This partnership continues to raise capital through the sale of additional limited partnership units.

●	100% of NetREIT Model Homes, Inc.

We provide management services to our limited partnerships through our wholly-owned subsidiaries, NetREIT Advisors, LLC (“NetREIT Advisors”) and Dubose Advisors LLC (“Dubose Advisors”), which we refer to collectively as the Advisors. For their services, each of the Advisors receives ongoing management fees, acquisition fees and has the right to receive certain other fees when a partnership sells or otherwise disposes of a model home. NetREIT Advisors manages NetREIT Dubose and NetREIT Model Homes, Inc. and Dubose Advisors manages DMHI #202, DMHI #203, DMHI #204, DMHI #205, DMHI #206, and DMHI #207.

Top Ten Tenants Physical Occupancy Table

The following table sets forth certain information with respect to our top 10 tenants at our Office/Industrial and Retail Properties.

As of June 30, 2025 Tenant	Number of Leases	Annualized Base Rent	% of Total Annualized Base Rent

Johns Hopkins University	1	739,050	7.05%
Finastra USA Corporation	1	543,600	5.19%
KLJ Engineering LLC	1	536,080	5.12%
MasTec North America, Inc.	1	380,526	3.63%
L&T Care LLC	1	349,546	3.34%
Wells Fargo Bank, NA	1	307,934	2.94%
OnPoint Medical Group Holdings, LLC	1	287,480	2.74%
Republic Indemnity of America	1	278,831	2.66%
Meissner Jacquet Real Estate Management Group, Inc.	1	270,015	2.5%
Fredrikson & Byron P.A.	1	249,270	2.38%
		$3,942,332	37.63%

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Office/Industrial and Retail Properties:

Expiration Year	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total

2025	27	40,569	$676,583	6.5%
2026	37	225,077	3,417,769	32.6%
2027	24	71,973	1,065,678	10.2%
2028	17	86,206	1,781,133	17.0%
2029	13	63,836	1,147,765	11.0%
Thereafter	10	128,035	2,391,559	22.7%
Totals	128	615,696	$10,480,487	100.0%

Model home properties:

Expiration Year (1)	Number of Leases Expiring	Square Footage	Annual Rental From Lease	Percent of Total

2024(1)	3	7,052	$97,176	2.5%
2025	44	134,051	$1,929,480	50.9%
2026	19	61,523	$902,844	23.8%
2027	21	57,601	$863,424	22.8%
Totals	87	260,227	$3,792,924	100.0%

(1)	These leases are subject to extensions by the home builder depending on sales of the total development. All model homes are sold at the end of the lease period.

Physical Occupancy Table for Last Three Years

The following table presents the percentage occupancy as of December 31 for each of our current commercial properties owned for each of the last three years and as of June 30, 2025.

	Date	Percentage Occupancy as of the Year Ended December 31,			As June 30,
	Acquired	2022	2023	2024	2025
Office/ Industrial Properties:
Genesis Plaza	08/10	85.6%	96.2%	100.0%	100.0%
Dakota Center (2)	05/11	73.5%	71.8%	58.1%	46.1%
Grand Pacific Center	03/14	56.6%	56.4%	89.7%	91.0%
Arapahoe Center	12/14	100.0%	100.0%	88.0%	100.0%
West Fargo Industrial	08/15	90.8%	94.3%	100.0%	96.5%
300 N.P.	08/15	64.8%	75.5%	66.4%	66.4%
One Park Centre	08/15	80.5%	84.9%	75.0%	76.5%
Shea Center II	12/15	91.6%	95.4%	67.1%	68.9%
Baltimore	12/21	100.0%	100.0%	100.0%	100.0%
Retail Properties:
World Plaza	09/07	100.0%	N/A %	N/A %	N/A %
Union Town Center (1)	12/14	87.4%	72.9%	79.5%	N/A
Research Parkway (1)	08/15	100.0%	88.8%	100.0%	N/A %
Mandolin	08/21	100.0%	100.0%	100.0%	100.0%

(1)	This property was sold during the six months ended June 30, 2025.
(2)	This property is held for sale as of June 30, 2025.

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Annualized Base Rent Per Square Foot for Last Three Years

The following table presents the average effective annual rent per square foot for each of our commercial properties owned as of December 31 of each of the last three years.

Annualized Base Rent per Square Foot (1)

For the Years Ended December 31,

	2023	2024	2025		Annualized Base Rent (2)		Net Rentable Square Feet
Office/ Industrial Properties:
Genesis Plaza	$24.66	$29.34		$26.79		$1,548,723	57,807
Dakota Center (4)	$15.45	$15.45		$16.03		$883,112	119,434
Grand Pacific Center	$14.57	$14.57		$14.90		$1,287,480	93,153
Arapahoe Center	$14.43	$14.43		$14.94		$1,180,629	79,023
West Fargo Industrial	$7.09	$7.09		$7.43		$1,075,690	150,099
300 N.P.	$15.32	$15.32		$15.66		$358,772	34,517
One Park Centre	$23.81	$23.81		$24.86		$1,315,480	69,174
Shea Center II	$18.47	$19.17		$20.84		$1,742,004	121,306
Baltimore	$22.37	$22.37		$23.28		$739,050	31,752
Retail Properties:
Union Town Center (3)	$25.36	$24.65	$	N/A	$	N/A	44,042
Research Parkway (3)	$23.74	$23.74	$	N/A	$	N/A	10,700
Mandolin	$32.00	$32.00		$33.29		$349,546	10,500

(1)	Annualized Base Rent divided by the percentage occupied divided by rentable square feet.
(2)	Annualized Base Rent is based upon actual rents due as of June 30, 2025, determined using GAAP including CAM reimbursements.
(3)	This property was sold during the six months ended June 30, 2025
(4)	This property is held for sale as of June 30, 2021.

Use of Leverage

We use mortgage loans secured by our individual properties in order to maximize the return for our stockholders. Typically, these loans are for terms ranging from five to ten years. Currently, seven of our 12 of our commercial mortgage loans are structured as non-recourse to us with limited exceptions that would cause a recourse event only upon occurrence of certain fraud, misconduct, environmental, or bankruptcy events. Non-recourse financing limits our exposure to the amount of equity invested in each property pledged as collateral thereby protecting the equity in our other assets. We can provide no assurance that the non-recourse financing will be available to us in the future on terms that are acceptable to us, or at all and there may be circumstances where lenders have recourse to our other assets. To a lesser extent, we use recourse financing. At December 31, 2024, $22.7 million of our total debt contained recourse to the Company, of which $5.0 million was related to the model homes properties.

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We have used both fixed and variable interest rate debt to finance our properties. Wherever possible, we prefer to obtain fixed rate mortgage financing as it provides better cost predictability. As of December 31, 2024, none of our mortgage loans included variable interest rate provisions.

In 2025, we have $8.3 million of principal payments on mortgage notes payable related to the Model Home Properties, including $7.7 million payments related to mortgage notes payable that mature in 2025. We plan to refinance a significant portion of the mortgage notes payable or sell the model home properties to repay the mortgage notes payable. We have $30.5 million of principal payments on mortgage notes payable relating to commercial properties in 2025, four of which are maturing in 2025. The loans for Union Town Center (“UTC”) and Research Parkway were paid in full, when the properties were sold in February 2025. The loan on Dakota Center matured in July 2024 and management has been working with the lender and their special servicer of the loan to sell the property and settle the debt. The lender has agreed to the Company selling the property on the open market with the use of a broker. We have also begun the process to refinance the remaining two loans. If we are unsuccessful in refinancing the property or changing the terms of the original loan, management would consider selling the property and paying the loan in full or surrendering the property to the current lender.

Our short-term liquidity needs include satisfying the debt service requirements of our existing mortgages. Overall the commercial properties and Model Homes adequately covered their debt servicing needs during the year ended December 31, 2024, and management expect this to continue during the next twelve months. If our cash flow from operating activities is not sufficient to fund our short-term liquidity needs, we will fund a portion of these needs from additional borrowings of secured or unsecured indebtedness, from real estate sales, from sales of equity or debt securities, or we will reduce the rate of distribution to the stockholders.

Our mortgage obligations consist of the following:

Mortgage notes payable consist of the following:

	Principal as of
	June 30,	December 31,	Loan	Interest
Mortgage note property	2025	2024	Type	Rate (1)	Maturity
Dakota Center (2)	8,873,095	$9,091,395	Fixed	4.74%	7/6/2024
Research Parkway (3)	-	1,526,860	N/A	N/A	N/A
Arapahoe Service Center	8,670,000	8,670,000	Fixed	6.75%	12/5/2029
Union Town Center (3)	-	7,709,746	N/A	N/A	N/A
One Park Centre (6)	5,854,250	5,919,517	Fixed	4.77%	9/5/2025
Genesis Plaza (6)	5,749,126	5,813,843	Fixed	4.71%	9/6/2025
Shea Center II (6)	16,507,833	16,660,803	Fixed	4.92%	1/5/2026
West Fargo Industrial (4)	5,750,000	5,750,000	Fixed	7.14%	7/6/2029
Grand Pacific Center (5)	6,424,930	6,460,405	Fixed	6.35%	5/10/2033
Baltimore	5,670,000	5,670,000	Fixed	4.67%	4/6/2032
Mandolin	3,474,942	3,508,702	Fixed	4.35%	4/20/2029
Subtotal, Presidio Property Trust, Inc. Properties	$66,974,176	$76,781,271
Model Home mortgage notes (7)	28,445,612	26,060,798	Fixed	6.00% - 8.00%	2025 - 2030
Mortgage Notes Payable	$95,419,788	$102,842,069
Unamortized loan costs	(815,984)	(747,975)
Mortgage Notes Payable, net	$94,603,804	$102,094,094

(1)	Interest rates as of June 30, 2025.
(2)	The non-recourse loan on the Dakota Center property matured on July 6, 2024. Management has been in negotiations with the special servicer of the loan in modifying and/or extending the loan or possibly selling the building. We have not been able to come to an agreement regarding a situation in which the loan is modified or extended. During December 2024, the lender agreed to the broker the Company would use to sell the property to settle the non-recourse debt. As of June 30, 2025, the note payable is included in the mortgage notes payable related to properties held for sale, net on the consolidated balance sheet. The loan is considered non-recourse and we will not be required to make up the difference if the property sells for less than the loan balance. See Note 4. Real Estate Assets above for further discussion on impairment of the property.

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(3)	These properties were sold during February 2025 and their loan balances were paid in full.
(4)	On June 20, 2024, the Company, through its subsidiary, refinanced the mortgage loan on our West Fargo Industrial properties, and entered into a loan agreement for approximately $5.75 million, a term of five years, with an interest rate of 7.14%. The loan agreement has a Debt Service Coverage Ratio (“DSCR”) minimum of 1.20 to 1.00 as calculated by Lender, in which: (a) the numerator is the Underwritten Net Cash Flow, and (b) the denominator is the annual Debt Service, tested at the end of each fiscal quarter.
(5)	On May 5, 2023, the Company, through its subsidiary, refinanced the mortgage loan on our Grand Pacific Center property and entered into a construction loan related to the tenant improvement associated with the KLJ Engineering LLC lease to occupy 33,296 square feet of the building. The refinanced loan is for approximately $3.8 million, a term of 10 years, with an interest rate of 6.35%, for the first 60 months. The interest rate is subject to reset in year five on June 10, 2028. The construction loan is for approximately $2.7 million, a term of 10 years, and will begin amortizing in year three, with an interest rate of 6.35%, for the first 60 months. The interest rate is subject to reset in year five on June 10, 2028. As of June 30, 2025, we had fully drawn down the loan amount of approximately $2.7 million on the construction loan.
(6)	These mortgage loans mature within the next twelve months and management is reviewing various options for the loan maturity, including but not limited to refinancing, restructuring and or selling these properties. As we get closer to the loan maturity date, the Company will finalize our plans. As of June 30, 2025, we have finalized terms sheets to refinance the loans on Genesis Plaza and One Park Centre from third party lenders, which are expected to close in August and September 2025. We have begun exploring options for the Shea Center II loan which matures in January 2026, although there can be no guarantee we will be successful in refinancing the properties.
(7)	As of June 30, 2025, there were five model homes included as real estate assets held for sale. Our model homes have stand-alone mortgage notes at interest rates ranging from 6.0% to 8.0% per annum as of June 30, 2025.

The Company believes that it is in compliance with all material conditions and covenants of its mortgage notes payable.

Scheduled principal payments of mortgage notes payable were as follows as of June 30, 2025:

	Commercial	Model
	Properties	Homes	Total Principal
Years ending December 31:	Notes Payable	Notes Payable	Payments
2025	$20,695,521	$3,665,513	$24,361,034
2026	16,645,343	3,031,062	19,676,405
2027	302,885	626,929	929,814
2028	322,652	9,075,310	9,397,962
2029	17,292,071	6,207,711	23,499,782
Thereafter	11,715,704	5,839,087	17,554,791
Total	$66,974,176	$28,445,612	$95,419,788

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Property Management

The Company, through its wholly owned subsidiary, NTR Property Management, Inc., is the primary property manager for all of its properties. The Company subcontracts with third party property management companies in California and North Dakota to render on-site management services, and internally manages our properties in Colorado, Maryland, and Texas.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although our primary objective is to maximize long-term stockholder value through the acquisition, management, leasing and selective redevelopment of high-quality commercial properties, we may also invest in common and preferred equity securities and debt securities of other REITs. We may acquire securities of other REITs where management believes that yields on such investments would exceed the risk-adjusted return on our target properties, consistent with our REIT qualification requirements. We believe that such a securities portfolio may provide us with an attractive opportunity for liquidity and additional income potential and serves as a proxy for real estate when suitable acquisitions are not available. We may purchase securities on margin when the interest and dividend yields exceed our cost of capital, and we may use derivative instruments to mitigate interest rate risk. Under normal market conditions, we seek to limit the market value of the portfolio from time to time to approximately 10% of the greater of the total value of our assets or the total market value of our stock. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required.

Sponsorship of Special Purpose Acquisition Company.

As of December 31, 2024, the Company, through our wholly-owned subsidiary Murphy Canyon Acquisition Sponsor, LLC (the “Sponsor”), owned 2,944,514 shares (“CDT”) of Conduit Pharmaceuticals Inc (“Conduit”), a publicly traded company, 709,000 public common stock warrants (“CDTTW”) and 540,000 of Conduit private warrants, with a combined value of approximately $0.2 million. On January 22, 2025, Conduit filed a certificate of amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effectuate a 1-for-100 reverse stock split (the “Reverse Stock Split”) of the outstanding shares of Conduit’s common stock. The Reverse Stock Split became effective on January 24, 2025 at 5:00 p.m., Eastern Time (the “Effective Time”) and the new CDT shares began trading on The Nasdaq Global Market on a Reverse Stock Split-adjusted basis on January 27, 2025 at market open under the existing ticker symbol, “CDT.” As of the Effective Time, every 100 shares of Conduit’s issued and outstanding common stock were combined into one share of common stock.  After the Reverse Stock Split, our remaining shares of CDT totaled 29,431, with the fractional shares being paid out in cash, totaling $0.63. During May 2025, the Company sold all the remaining shares of CDT common stock for $13,989.

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Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock, other than short-term, investment-grade securities as part of a money market fund or for short-term cash management purposes.

Our Investment Approach

Our Commercial Property Investment Approach

We acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Our potential commercial investments are extensively reviewed based on several characteristics, including:

●	Market Research. We invest in properties within regionally dominant markets that we believe to be overlooked. We extensively analyze potential markets for the key indicators that we feel will provide us higher risk adjusted returns. These indicators may include a net in-migration of highly educated workers, business friendly governmental policies, large university populations, extensive healthcare systems and available housing. We believe this extensive research will result in property acquisitions in markets with substantially higher demand for high quality commercial real estate.

●	Real Estate Enhancement. We typically acquire properties where we believe market demand is such that values can be significantly enhanced through repositioning strategies such as upgrading common areas and tenant spaces, re-tenanting and leasing vacant space. We expect that these strategies will increase rent and occupancy while enhancing long-term value.

●	Portfolio Management. We believe our target markets have benefited from substantial economic growth, which provides us with opportunities to achieve long-term value and ultimately sell properties and recycle capital into properties offering a higher risk-adjusted return. Since 2015, we have been selectively selling retail properties and redeploying the capital into other commercial properties. We have achieved substantial returns in the past from the operation, repositioning, and sale of properties. We seek to continue to actively manage our properties in the future to maximize the opportunity to recycle capital.

During February 2025, we sold two commercial properties, Union Town Center and Research Parkway, to a single buyer for approximately $17.0 million and recognized a net gain of approximately $4.2 million, net of closing costs.

Our Model Home Property Investment Approach

Model homes are single-family homes constructed by builders for the purpose of showcasing floor plans, elevations, optional features, and workmanship when marketing the development where the homes are located. Each model home is designed to be held for a minimum lease term (usually three years), after which the model home is listed for sale at the estimated fair market value. Our model home business operates independently in Houston, Texas, with minimal time commitment by senior management. We seek to purchase model homes, at a 5% to 10% discount, that have a likelihood of appreciation within the expected three-year term of the lease, and anticipate unlevered pro forma returns over 8% during our holding period and expected lease term. Our model home leaseback agreements are triple-net, requiring the homebuilder/tenant to pay all operating expenses. We seek model homes in a variety of locations, a variety of price ranges, and from a variety of builders and developers to diversify the risk from economic conditions that may adversely affect a particular development or location.

During the six months ended June 30, 2025, we acquired 22 model homes for approximately $9.4 million. The purchase price was paid through cash payments of approximately $2.8 million and mortgage notes of approximately $6.6 million. During that period, the Company sold 13 model homes for approximately $5.9 million, net of sales costs, and recognized a gain of approximately $0.6 million. During the six months ended June 30, 2024, the Company acquired 12 model homes for approximately $5.7 million. The purchase price was paid through cash payments of approximately $1.7 million and mortgage notes of approximately $4.0 million. During this period, the Company sold 42 model homes for approximately $20.1 million, net of sales costs, and recognized a gain of approximately $2.8 million.

During the year ended December 31, 2024, we acquired 19 model homes and leased them back to the homebuilders under triple net leases. The purchase price for these properties was $9.7 million. The purchase price consisted of cash payments of $3.0 million and mortgage notes of $6.7 million. During this period, we sold 51 model homes for approximately $24.8 million and recognized a gain of approximately $3.4 million. During the year ended December 31, 2023, we acquired 40 model homes and leased them back to the homebuilders under triple net leases. The purchase price for the properties was $21.9 million. The purchase price consisted of cash payments of $6.6 million and mortgage notes of $6.7 million. During this period, we sold 22 model homes for approximately $11.7 million and recognized a gain of approximately $3.2 million.

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Our Growth Strategy

Our main objective is to maximize long-term stockholder value through the management, leasing and selective redevelopment of our existing commercial property portfolio, and selectively acquiring future properties which are anticipated to provide accretive economic returns. We focus on regionally dominant markets across the United States which we believe have attractive growth dynamics driven in part by important economic factors such as strong employment growth; net in-migration of a highly educated workforce; a large student population; the stability provided by major healthcare systems; government or other large institutional employer presence; low rates of unemployment; and lower cost of living versus gateway markets. We seek to maximize returns through investments in markets with limited supply, high barriers to entry, and stable and growing employment drivers. Our model home portfolio supports the objective of maximizing stockholder value by focusing on purchasing new single-family model homes and leasing them back to experienced homebuilders. We operate the model home portfolio in markets where we can diversify by geography, builder size, and model home purchase price.

We intend to grow our commercial portfolio by acquiring high-quality properties in our target markets. In addition to our commercial properties, we may also selectively invest in other properties such as model homes and other property types where we believe we can achieve high risk-adjusted returns for our stockholders. We also expect that our extensive broker and seller relationships will benefit our acquisition activities and help set us apart from competing buyers. In addition, we intend to actively manage our existing portfolio of commercial properties and model homes and continue to redeploy capital through the opportunistic sale of non-core assets (including retail properties) into additional commercial properties.

Our Commercial Property Growth Strategy

We typically purchase commercial properties at what we believe to be a discount to the replacement value of the property. We seek to enhance the value of these properties through active asset management where we believe we can increase occupancy and rent. We typically achieve this growth through value-added investments in these properties, such as common area renovations, enhancement of amenities, improved mechanical systems, and other value-enhancing investments. We generally will not invest in ground-up development as we believe our target markets’ rental rates are below those needed to justify new construction.

Our Model Home Growth Strategy

We intend to purchase model homes that are in the “move-up market” and in the first-time homebuyer market. The purchases of model homes are expected to be from homebuilders that have sufficient assets and resources to fulfill their obligations under the lease and with model homes that offer a good opportunity for appreciation upon the sale of the model home. Sales proceeds from model homes will typically be reinvested and used to acquire new model homes.

Competition

We compete with a number of other real estate investors, many of whom own similar properties in the same geographical markets. Competitors include other REITs, pension funds, insurance companies, investment funds and companies, partnerships and developers. Many of these competitors have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of its investments. In addition, many of these competitors have capital structures that allow them to make investments at higher prices than what we can prudently offer while still generating a return to their investors that is commensurate with the returns we are seeking to provide our investors. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our leases expire. The concentration of our commercial properties in Colorado and North Dakota makes us susceptible to local market conditions in these areas.

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To be successful, we must be able to continue to respond quickly and effectively to changes in local and regional economic conditions by adjusting rental rates of our properties as appropriate. If we are unable to respond quickly and effectively, our financial condition, results of operations, cash flow, and ability to satisfy our debt service obligations and pay dividends may be adversely affected.

Our REIT Status

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2000. To continue to be taxed as a REIT, we must satisfy numerous organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders, as defined in the Code and calculated on an annual basis. As a REIT, we are generally not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even though we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. For more information, please see Risks Related to our Status as a REIT and Related Federal Income Tax Matters. We qualified as a REIT for the fiscal year ended December 31, 2024 and continue to be qualified as such as of the date of the filing of this Registration Statement.

Distribution Policy

We intend to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay regular U.S. federal corporate income tax on any undistributed net taxable income, including net capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions that it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “U.S. Federal Income Tax Considerations.”

We intend to continue to declare dividends, however, we cannot provide any assurance as to the amount or timing of future dividends. Our goal is to make cash dividend distributions out of our operating cash flow and proceeds from the sale of properties. During 2024, we did not pay dividends to holders of our Series A Common Stock. During 2023, we paid dividends to our holders of Series A Common Stock of approximately $1.2 million.

To the extent that we pay dividends in excess of our earnings and profits, as computed for federal income tax purposes, these dividends will represent a return of capital, rather than a dividend, for federal income tax purposes. Dividends that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital dividends in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

We provide each of our stockholders a statement detailing dividends paid during the preceding year and their characterization as ordinary income, capital gain or return of capital annually. During the years ended December 31, 2024 and December 31, 2023, all dividends to holders of our Series A Common Stock were non-taxable as they were considered return of capital to the stockholders.

We have paid distributions to our stockholders at least quarterly from 2021 to 2023. We have not declared a Series A Common Stock distribution during 2024 or 2025. Additionally, in accordance with the terms of our Series D Preferred Stock, we have declared monthly dividends to holders of shares of our Series D Preferred Stock. Holders of shares of the Series D Preferred Stock are entitled to receive cumulative cash dividends at a rate of 9.375% per annum of the $25.00 per share liquidation preference (equivalent to $2.34375 per annum per share). Dividends will be payable monthly on the 15th day of each month (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend. Pursuant to the terms of our Series D Preferred Stock, since the date of issuance of shares of Series D Preferred Stock through June 30, 2025, we have declared dividends of approximately $9.0 million], which are paid on the fifteenth day of each month.

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To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we generally intend to continue making regular quarterly distributions to holders of our common stock. Although we anticipate making quarterly distributions to our stockholders over time, our Board of Directors has the sole discretion to determine the timing, form (including cash and shares of our common stock at the election of each of our stockholders) and amount of any distributions to our stockholders. As such, we cannot provide any assurance as to the amount or timing of future distributions.

To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

Corporate Structure

We were incorporated in the State of California on September 28, 1999, and in August 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” We are a publicly traded company on Nasdaq, and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Through the Company, its subsidiaries and its partnerships, we own 10 commercial properties in fee interest and have partial interests in two commercial properties through our interests in various affiliates in which we serve as general partner, member and/or manager. Each of the limited partnerships is referred to as a “DownREIT.” In each DownREIT, we have the right, through put and call options, to require our co-investors to exchange their interests for shares of our Series A Common Stock, or our common stock, at a stated price after a defined period (generally five years from the date they first invested in the entity’s real property), the occurrence of a specified event or a combination thereof. The Company is a limited partner in five partnerships and sole shareholder in one corporation, which entities purchase and lease model homes to and from homebuilders.

Offices and Employees

During September 2024, we reduced our office space from approximately 9,224 square feet to 6,570 square feet. The office is located in San Diego, California.

As of June 30, 2025, we had a total of 14 full-time employees.

Regulation

Our management continually reviews our investment activity and monitors the proportion of our portfolio that is placed in various investments in order to prevent us from coming within the application of the Investment Company Act. If at any time the character of our investments could cause us to be deemed an investment company for purposes of the Investment Company Act, we would be required to comply with the operating restrictions of the Investment Company Act, which are generally inconsistent with our normal operations. As such, we work to ensure that we are not deemed to be an “investment company.”

Various environmental laws govern certain aspects of the ongoing operation of our properties. Such environmental laws include those regulating the existence of asbestos-containing materials in buildings, management of surfaces with lead-based paint (and notices to residents about the lead-based paint) and waste-management activities. Our failure to comply with such requirements could subject us to government enforcement action and/or claims for damages by a private party.

To date, we have not experienced a material effect on our capital expenditures, earnings, or competitive position as a result of a lack of compliance with federal, state and local environmental protection regulations. All of our proposed acquisitions are inspected prior to such acquisition. These inspections are conducted by qualified environmental consultants, and we review in detail their reports prior to our acquisition of any property. Nevertheless, it is possible that our environmental assessments will not reveal all environmental liabilities, or that some material environmental liabilities exist of which we are unaware. In some cases, we may be required to abandon otherwise economically attractive acquisitions because the costs of removal or control of hazardous materials are considered to be prohibitive or we are unwilling to accept the potential risks involved. We do not believe we will be required to engage in any large-scale abatement at any of our current properties. We believe that through professional environmental inspections and testing for asbestos, lead paint and other hazardous materials, coupled with a relatively conservative posture toward accepting known environmental risk, we minimize our exposure to potential liability associated with environmental hazards.

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We are unaware of any environmental hazards at any of our current properties that, individually or in the aggregate, may have a material adverse impact on our operations or financial position. We have not been notified by any governmental authority, and we are not otherwise aware of any material non-compliance, liability, or claim relating to environmental liabilities in connection with any of our properties. We do not believe that the cost of continued compliance with applicable environmental laws and regulations will have a material adverse effect on us, our financial condition or our results of operations. Future environmental laws, regulations, or ordinances, however, may require additional remediation of existing conditions that are not currently actionable. Also, if more stringent requirements are imposed on us in the future, the costs of compliance could have a material adverse effect on us and our financial condition.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes the final outcome of such matters will not have a material adverse effect on our financial position, results of operation or liquidity.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and leverage and other policies. These policies may be amended and revised from time to time at the discretion of our Board of Directors without notice to or a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value to allow for stable dividends and stock appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Property.”

We intend to continue to acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Future investment activities will be focused on our target markets, but will not be limited to any specific geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We participate with third parties in property ownership, through limited liability partnerships or other types of co-ownership, and we may engage in such activities in the future if we determine that doing so would be the most effective means of owning or acquiring properties. We do not expect, however, to enter into limited liability partnership or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, preferred stock or options to purchase stock.

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Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be required to register as an investment company under the Investment Company Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. As of June 30 , 2025, we did not hold any marketable securities, excluding our investment in Conduit Pharmaceutical’s common stock warrants. As of December 31, 2024 our marketable securities (excluding our investments in Conduit’s common stock and common stock warrants), held at a third party broker, presented on the consolidated balance sheets within other assets were measured at fair value using Level 1 market prices and totaled approximately zero, with a cost basis of approximately zero. There were no financial liabilities measured at fair value as of June 30 , 2025 and December 31, 2024. We also held interests in two joint ventures. We have no current plans to make additional investments in entities that are not engaged in real estate activities. Our investment objectives are to maximize the cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as real estate mortgages, bonds, preferred stocks or common stock.

Financing and Leverage Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our Board of Directors. Although our Board of Directors has not adopted a policy that limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws that will be in effect following this offering will not limit the amount or percentage of indebtedness that we may incur nor will they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our Board of Directors may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent our Board of Directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods.

Lending Policies

Except with respect to related party transactions, we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties in which the provision of that financing will increase the value to be received by us for the property sold. We may also make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan that we make will be consistent with our qualification as a REIT for U.S. federal income tax purposes.

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Policies with Respect to Issuing and Underwriting Securities

We have authority to, and may, offer common stock, preferred stock or options to purchase stock in exchange for property. Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorizes us to issue the newly classified shares in any manner and on such terms and for such consideration, it deems appropriate, including in exchange for property. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Policies with Respect to Conflicts of Interest

We have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we adopted the Ethics Code that generally prohibits conflicts of interest between us and our personnel and directors. Our Ethics Code generally limits our employees and officers from competing with our company or taking for themselves opportunities that are discovered through use of property or information of or position with our company. Waivers of our Ethics Code may be granted by an executive officer for personnel and by the Board of Directors or a committee of the Board for Directors for officers. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the Maryland General Corporation Law (the “MGCL”), a contract or other transaction between us and a director, or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest, is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

●	the fact of the common directorship or interest is disclosed or known to our Board of Directors or a committee of our Board, and our Board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or

●	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

●	the contract or transaction is fair and reasonable to us.

We have adopted a policy requiring all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, to be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our Board of Directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our Board of Directors will have no obligation to do so.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and to our second amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to the MGCL. See “Where You Can Find More Information.”

General

Our charter authorizes us to issue up to 110,001,000 shares of stock, consisting of (i) 109,001,000 shares of common stock, $0.01 par value per share, of which 100,000,000 are classified as shares of Series A Common Stock, 1,000 are classified as shares of Series B Common Stock and 9,000,000 are classified as shares of Series C Common Stock, and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 are classified and designated as Series D Preferred Stock. As of August 11, 2025, there were approximately 1,451,088 shares of Series A Common Stock and 974,823 shares of Series D Preferred Stock issued and outstanding and no shares of any other class or series of stock issued and outstanding.

Common Stock

The shares of Series B Common Stock and Series C Common Stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption to the shares of Series A Common Stock, except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company’s liquidation. As of June 30, 2025, no shares of Series B Common Stock or Series C Common Stock were issued and outstanding.

All shares of our Series A Common Stock offered hereby will be duly authorized, validly issued, fully paid and nonassessable. Subject to the restrictions on ownership and transfer of our stock discussed below under the caption “-Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our common stock possess exclusive voting power. Directors are elected by a plurality of the votes cast at the meeting in which directors are being elected. Under our charter, voting for the election of directors will be cumulative if, prior to commencement of the voting, a stockholder gives us notice of his, her or its intention to cumulate votes. If any stockholder gives such a notice, then every stockholder will be entitled to such rights, in which case, each stockholder may cumulate his, her or its total votes and cast all of his, her or its votes for any one or a combination of director nominees. In cumulative voting, the total votes entitled to be cast by a stockholder equals the number of director nominees multiplied by the number of shares of common stock that such stockholder is entitled to vote.

Holders of our common stock are entitled to receive dividends or other distributions as and when authorized by our Board of Directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences senior to our common stock, if any, the holders of our common stock will be entitled to share ratably in our remaining assets legally available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common stock. Holders of our Series A Common Stock generally have no appraisal rights under the MGCL as long as the shares are listed on a national securities exchange. All shares of our common stock have equal dividend and liquidation rights, except that the holders of Series B Common Stock are not entitled to receive any portion of Company assets in the event of the Company’s liquidation. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock that we may authorize and issue in the future and to the restrictions on ownership and transfer of our stock described below under the caption “-Restrictions on Ownership and Transfer.”

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Under the MGCL, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by Maryland law, our charter provides that a merger, consolidation, share exchange, dissolution or sale of substantially all of our assets may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify and Issue Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorizes us to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, our Board of Directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

We believe that the power of our Board of Directors to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our aggregate outstanding shares of common stock, which we refer to as the “common stock ownership limit,” or 9.8% in value of our aggregate outstanding shares of stock, which we refer to as the “aggregate stock ownership limit.” We refer to the common stock ownership limit and the aggregate stock ownership limit, collectively, as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our aggregate outstanding shares of common stock or 9.8% of our aggregate outstanding shares of stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquirer or another individual or entity to own our stock in excess of the ownership limit.

Our Board of Directors may, upon receipt of such representations and undertakings reasonably necessary to make such a determination, and in its sole discretion, prospectively or retroactively, establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our Board of Directors may, but is not required to, require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our Board of Directors in its sole discretion, as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

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Our Board of Directors may increase the ownership limit from time to time.

Our charter also prohibits:

●	any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

●	subject to certain exceptions relating to transactions through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system, any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if the Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT and, upon receipt of a recommendation to that effect from the Board of Directors, the holders of shares of common stock, by a vote of a majority of the votes entitled to be cast on the matter, determine that we shall revoke or otherwise terminate our REIT election. The holders of shares of common stock, upon receipt of a recommendation from the Board of Directors, may also determine that compliance with any of the restrictions set forth above is no longer required in order for us to qualify as a REIT and cause us to amend the charter to remove any such restriction or limitation.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our Board of Directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be transferred automatically to a trust for the benefit of a charitable beneficiary, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above would not be effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our charter or our Board of Directors), our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trustee as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid must be paid when due to the trustee. Subject to Maryland law, effective as of the date that the shares have been transferred to the trustee, the trustee will have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

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Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee who would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. Upon such sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

●	the price paid by the proposed transferee for the shares (or, if the proposed transferee did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price (as such term is defined in the charter) of the shares on the day of the event that resulted in the transfer of such shares to the trust); and

●	the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Any net proceeds in excess of the amount payable to the proposed transferee must be immediately paid to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

●	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

●	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every person who beneficially owns more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the aggregate stock ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must disclose to us in writing such information as we may request, in good faith, in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority and to ensure compliance with the aggregate stock ownership limit.

If our Board of Directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common and preferred stock is Direct Transfer, LLC.

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SELLING STOCKHOLDER

The shares of Series A Common Stock being registered for resale hereby consist of shares that have been issued or are issuable upon exercise of the Common Stock Warrants that were issued to the selling stockholder in the Private Placement. We are registering the shares of Series A Common Stock in order to permit the selling stockholder to offer the Shares for resale from time to time. Except as set forth in this prospectus and except for certain ownership of our securities, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the ownership of the shares of Series A Common Stock (including shares of Series A Common Stock issuable upon exercise of the Common Stock Warrants) by the selling stockholder. The second column lists the number of shares of Series A Common Stock (including shares of Series A Common Stock issuable upon exercise of the Common Stock Warrants) owned by the selling stockholder prior to this offering. The third column lists the shares of Series A Common Stock (including shares of Series A Common Stock issuable upon exercise of the Common Stock Warrants) being offered by this prospectus by the selling stockholder. The fourth column list the number of shares of our securities owned by the selling stockholder after this offering based on the assumptions that (a) all the Shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our Series A Common Stock are acquired or sold by the selling stockholder prior to the completion of this offering. However, the selling stockholder may sell all, some or none of the Shares offered pursuant to this prospectus and may sell other shares of our Series A Common Stock that it may own pursuant to another registration statement under the Securities Act or sell some or all of its Shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. The fifth column list the percentage of shares of our securities owned by the selling stockholder after this offering, based on 1,420,258 shares of Series A Common Stock outstanding as of the date of this prospectus, and assuming the sale of all of the Shares offered by the selling stockholder pursuant to this registration statement of which this prospectus is part.

Name of Selling Stockholder	Number of Shares of Series A Common Stock Beneficially Owned Prior to this Offering		Shares of Series A Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Series A Common Stock Beneficially Owned After this Offering		Percentage of Series A Common Stock Beneficially Owned After this Offering

Armistice Capital Master Fund Ltd. (1)	400,000	(2)	200,000	(3)	200,000	(4)	9.99%
Total			200,000

(1) Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The shares of Series A Common Stock are issuable only upon the exercise of Series A Warrants and Common Stock Warrants, which are subject to a beneficial ownership limitation that prevents the Master Fund from exercising any portion of the Series A Warrants or Common Stock Warrants if such exercise would result in the Master Fund owning more than 9.99% of our outstanding common stock. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(2) Includes 200,000 shares of Series A Common Stock issuable upon exercise of the Series A Warrants and 200,000 shares of Series A Common Stock issuable upon exercise of the Common Stock Warrants.

(3) Includes 200,000 shares of Series A Common Stock issuable upon exercise of the Common Stock Warrants.

(4) Includes 200,000 shares of Series A Common Stock issuable upon exercise of the Series A Warrants.

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PLAN OF DISTRIBUTION

We are registering the shares of Series A Common Stock to permit the resale of these shares (including shares of common stock issuable upon conversion or exercise of outstanding securities) by the holder thereof (and such holder’s successors and assigns) from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Series A Common Stock. We will, however, receive the proceeds of any Common Stock Warrants exercised for cash in the future. Such net proceeds will be up to approximately $2,400,000, based on the Common Stock Warrant’s exercise price. See “Use of Proceeds” in this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of Series A Common Stock.

The selling stockholder may sell all or a portion of the shares of Series A Common Stock owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Series A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of Series A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of Series A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Series A Common Stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Series A Common Stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of Series A Common Stock short and deliver shares of Series A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of Series A Common Stock to broker-dealers that in turn may sell such shares.

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The selling stockholder may pledge or grant a security interest in some or all of the shares of Series A Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Series A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares of Series A Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of Series A Common Stock may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Series A Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Series A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Series A Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Series A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of Series A Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Series A Common Stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of Series A Common Stock. All of the foregoing may affect the marketability of the shares of Series A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Series A Common Stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Series A Common Stock will be freely tradable in the hands of persons other than our affiliates.

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CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and of our charter and bylaws does not purport to be complete and is subject to, and qualified in its entirety by reference to, our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the MGCL. See “Where You Can Find More Information.”

Election and Removal of Directors

Our charter and bylaws provide that the number of our directors may be established by a majority of our entire Board of Directors but may not be fewer than six nor more than eleven, unless approved by stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Directors are elected by a plurality of all the votes cast in the election of directors. Under our charter, voting for the election of directors will be cumulative if, prior to commencement of the voting, a stockholder gives us notice of his, her or its intention to cumulate votes. If any stockholder gives such a notice, then every stockholder will be entitled to such rights, in which case, each stockholder may cumulate his, her or its total votes and cast all of his, her or its votes for any one or a combination of director nominees. In cumulative voting, the total votes entitled to be cast by a stockholder equals the number of director nominees multiplied by the number of shares of common stock that such stockholder is entitled to vote.

Our charter provides that any vacancy on our Board of Directors may be filled by the affirmative vote of a majority of the Board of Directors, even if the remaining directors do not constitute a quorum of the Board of Directors, and any vacancy created by the removal of a director may be filled only by the vote of the holders of a majority of our shares of common stock. Any director elected by the Board of Directors to fill a vacancy will serve until the next annual meeting of the stockholders and until his or her successor is elected and qualifies. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

Our charter provides that any director or the entire Board of Directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of our shares of common stock, except that, no director may be removed when the votes cast against the removal would be sufficient to elect the director if voted cumulatively in accordance with the provisions of our bylaws.

Amendment to Charter and Bylaws

Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our Board of Directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our bylaws may be amended by our Board of Directors or by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors. Our Board of Directors may not amend provisions of bylaws that would change any rights with respect to any outstanding class of common stock by reducing the amount payable thereon upon our liquidation, or diminishing or eliminating any voting rights pertaining thereto, unless such amendment was also approved by two-thirds of the outstanding shares of such class. In addition, our Board of Directors may adopt a bylaw or an amendment to a bylaw changing the authorized number of directors only for the purpose of fixing our exact number of directors. Any change to the bylaws made by the stockholders may not be altered by the directors prior to the next annual meeting of stockholders.

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Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

●	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

●	an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the MGCL if the corporation’s Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the corporation’s Board of Directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
●	two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our Board of Directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person if the Board of Directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that our Board of Directors will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;
●	one-third or more but less than a majority; or
●	a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

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A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

●	a classified Board of Directors;
●	a two-thirds vote requirement for removing a director;
●	a requirement that the number of directors be fixed only by vote of the Board of Directors;
●	a requirement that a vacancy on the Board of Directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and
●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Company elected to be subject to the classified board provisions of Subtitle 8 of the MGCL. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our Board of Directors the exclusive power to fix the number of directors, provided that the number of directors shall never be less than six nor more than eleven, unless otherwise approved by a majority of all the votes entitled to be cast by stockholders on the matter and (2) require, unless called by our Chairman, our Chief Executive Officer, our President or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders.

Special Meetings of Stockholders

Pursuant to our bylaws, our Chairman, our Chief Executive Officer, our President or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

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Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. Our charter and our bylaws provide that stockholder action may be taken without a meeting if a consent, setting forth the action so taken, is given by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting.

Advance Notice of Director Nomination and New Business

Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by any stockholder who was a stockholder of record at the record date set by the Board of Directors for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date the proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our Board of Directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws or (3) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the Board of Directors for determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and not later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our Board of Directors to be elected at the meeting.

A stockholder’s notice must contain certain information specified by our bylaws.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed under the caption “Description of Capital Stock - Restrictions on Ownership and Transfer” prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding shares of common stock or 9.8% in value of our outstanding shares of stock without the approval of our Board of Directors. These provisions as well as the business combination provisions of the MGCL may delay, defer or prevent a change in control of us.

Further, our Board of Directors has the power to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Description of Capital Stock - Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of a class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our Board of Directors to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

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Our charter and bylaws also provide that the number of directors may be established only by a majority of our entire Board of Directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “-Special Meetings of Stockholders” and “-Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our Board of Directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board of Directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
●	the director or officer actually received an improper personal benefit in money, property or services; or
●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

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In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
●	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

We have entered into an indemnification agreement with each of our directors and executive officers that provides for indemnification to the maximum extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a real estate investment trust (“REIT”) and this offering of our Series A Common Stock, which we refer to in this discussion as our “capital stock”. For purposes of this discussion, references to “we,” “our” and “us” mean only Presidio Property Trust, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not intended to nor should it be construed as tax advice. It may not address all of the U.S. federal income tax consequences that may be relevant to a prospective investor’s specific circumstances. Accordingly, this section is not a substitute for careful tax analysis and prospective investors are urged to consult with their tax advisors. The information in this summary is based on:

●	the Internal Revenue Code of 1986, as amended from time-to-time (the “Code”);
●	current, temporary and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”);
●	the legislative history of the Code;
●	administrative interpretations and practices of the U.S. Internal Revenue Services (the “IRS”); and
●	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the purchase, ownership or disposition of our capital stock, or our election to be taxed as a REIT.

You are urged to consult your tax advisor regarding the tax consequences to you of:

●	the purchase, ownership or disposition of our capital stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;
●	our election to be taxed as a REIT for U.S. federal income tax purposes;
●	potential changes in applicable tax laws (including applicable effective dates to such changes, such as those enacted under the One Big Beautiful Bill Act. P.L. 119-21 (enacted on July 4, 2025 (the “2025 Act”)); and
●	sunsetting of certain existing provisions of the Code, including certain tax rates which are to revert to prior rates under the Code.

Taxation of Our Company

General.

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2001. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.

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Whiteford, Taylor & Preston L.L.P. (“Whiteford”) has acted as our special tax counsel in connection with this registration statement. Whiteford will render an opinion to us to the effect that, for the years we have elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2001, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Whiteford. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Whiteford has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when taxable income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

●	First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed net capital gains.
●	Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.
●	Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.
●	Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.
●	Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.
●	Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
●	Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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●	Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during a period that is generally five years beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.
●	Ninth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below under “— Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.
●	Tenth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in our capital stock.
●	Eleventh, if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.

Requirements for Qualification as a REIT.

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;
(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
(5)	that is beneficially owned by 100 or more persons;
(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and
(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit-sharing trust.

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We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, and we believe we will issue sufficient shares of our capital stock with sufficient diversity of ownership pursuant to this offering of our capital stock to allow us, to satisfy conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our capital stock is contained in the discussion in this prospectus under the heading “Description of Capital Stock — Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “— Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.

In the case of a REIT that is a partner in a partnership or a member in a limited liability company (unless otherwise stated, as used throughout this discussion of U.S. Federal Income Tax Consequences, “limited liability company” shall mean “a limited liability company treated as a partnership for U.S. federal income tax purposes), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership for U.S. federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. For purposes of the REIT qualification tests, the treatment of our ownership of partnerships or limited liability companies treated as disregarded entities for U.S. federal income tax purposes is generally the same as described below with respect to qualified REIT subsidiaries. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Subsidiary Partnerships and Limited Liability Companies.”

We have control of certain subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we are or become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation (including an entity treated as a corporation for U.S. federal income tax purposes) will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

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Ownership of Interests in Taxable REIT Subsidiaries.

We own an interest in an entity that has elected, together with us, to be treated as our taxable REIT subsidiary, and we may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “— Asset Tests.”

Income Tests.

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

●	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales or, if it is based on the net income of a tenant that derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if we earned such amounts directly;
●	Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

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●	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and
●	We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces will meet these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions will not be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

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To the extent our taxable REIT subsidiaries pay dividends or interest, our allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property).

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

●	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and
●	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. See “— Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT. As discussed above in “— Taxation of Our Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income. Further, the IRS may challenge positions we take in computing our REIT taxable income, which, if successful, could result in our disqualification as a REIT unless we were permitted to pay a deficiency dividend.

Prohibited Transaction Income.

Any gain that we realize on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any qualified REIT subsidiaries, subsidiary partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not intend, and we do not intend to permit our qualified REIT subsidiaries or subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by us, our qualified REIT subsidiaries or our subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.

Penalty Tax.

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

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We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our taxable REIT subsidiaries.

Asset Tests.

At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. However, under the 2025 Act, this 20% asset value cap increases to 25% for calendar quarters commencing after December 31, 2025. We own an interest in an entity that has elected, together with us, to be treated as our taxable REIT subsidiary, and we may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of ours, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded the current 20% cap, and in the future will not exceed 25% of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

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Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any qualified REIT subsidiary, partnership or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities). For example, our indirect ownership of securities of each issuer may increase as a result of our capital contributions to, or the redemption of other partners’ or members’ interests in, a partnership or limited liability company in which we have an ownership interest. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements.

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

●	90% of our REIT taxable income; plus
●	90% of our after-tax net income, if any, from foreclosure property; minus
●	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

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In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within a period that is generally five years following our acquisition of such asset, as described above under “—General.”

The 2025 Act makes permanent the initial provisions of the 2017 Tax Legislation (known as the “Tax Cuts and Jobs Act of 2017” or “TCJA”) pertaining to interest expense deduction limitations, such that, for taxable years beginning after December 31, 2024, our deduction for net business interest expense will generally be limited to 30% of our taxable income, determined without regard to deductions for interest, taxes, depreciation, and amortization (also known as EBITDA). If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we will be eligible to make this election. If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a publicly offered REIT. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates.

We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our federal corporate income tax obligations. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid. In addition, if a dividend we have paid is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

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Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges.

We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions.

From time to time, we may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such corporations or entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “— General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) U.S. federal income tax on its taxable income at regular rates, and if the merger or acquisition is a transaction in which our tax basis in the assets of such REIT is less than the fair market value of the assets determined at the time of the merger or acquisition, we would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following the merger or acquisition. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “— Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

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Foreclosure Property.

The foreclosure property rules permit us (by our election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, we would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends we would be required to distribute to stockholders. See “— Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% income test.

Failure to Qualify.

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders, and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Under the 2017 Tax Legislation, non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT (under Section 199A of the Code), other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017. This provision was slated to sunset on December 31, 2025; however, pursuant to the 2025 Act, the 20% deduction applicable to dividends from a REIT under section 199A of the Code is now made permanent for tax years beginning after December 31, 2025. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Subsidiary Partnerships and Limited Liability Companies

General.

We hold investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of (or, in the case of a sole member of a limited liability company that is a disregarded entity for U.S. federal income tax purposes, all of) the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our subsidiary partnerships and limited liability companies based on our capital interests in each such entity. See “— Taxation of Our Company.”

Entity Classification.

Our interests in our subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of a subsidiary partnership or limited liability company to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe each of the subsidiary partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

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Allocations of Income, Gain, Loss and Deduction.

A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704 (b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of our subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations with Respect to the Properties.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

If a subsidiary of ours that is treated as a partnership for U.S. federal income tax purposes acquires interests in property in exchange for interests in such partnership, the tax basis of these property interests generally will carry over to such partnership, notwithstanding their different book (i.e., fair market) value. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including limited liability companies treated as partnerships for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method chosen in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a REIT” and “— Annual Distribution Requirements.”

Any property acquired by the partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules.

The Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how certain aspects of these rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Final Regulations were issued in December 2022, which largely tracked the Proposed Regulations issued in December 2017 and provides further guidance on certain partnership-related items that may be excepted from the centralized audit regime. Investors are urged to consult their tax advisors with respect to these audit procedures and their potential impact on their investment in our capital stock.

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Material U.S. Federal Income Tax Consequences to Holders of Our Capital Stock

The following discussion is a summary of the material U.S. federal income tax consequences to you of purchasing, owning and disposing of our capital stock. This discussion is limited to holders who hold our capital stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens (“covered expatriates under Section 877A”) or long-term residents of the United States;
●	persons subject to the alternative minimum tax;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	persons holding our capital stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, and other financial institutions;
●	REITs or regulated investment companies;
●	brokers, dealers or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies,” and certain corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our capital stock being taken into account in an applicable financial statement;
●	persons deemed to sell our capital stock under the constructive sale provisions of the Code; and
●	persons who hold or receive our capital stock pursuant to the exercise of any employee stock option or otherwise as compensation.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CAPITAL STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our capital stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or tax resident of the United States and who owns our capital stock directly or through an entity that is disregarded for U.S. federal income tax purposes;
●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia that is not an “S corporation” as defined in Section 1361 of the Code;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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●	a trust that (1) is subject to the primary supervision of a U.S. court with respect to its administration and under the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our capital stock that is neither a U.S. holder, an entity treated as a partnership for U.S. federal income tax purposes, or a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia, that is an “S corporation” as defined in Section 1361 of the Code.

If an entity treated as a partnership or an S corporation for U.S. federal income tax purposes holds our capital stock, the tax treatment of a partner in the partnership or shareholder in the S corporation will depend on the status of the partner or shareholder, the activities of the partnership or S corporation and certain determinations made at the partner or shareholder level. Accordingly, partnerships or S corporations holding our capital stock and the partners in such partnerships or shareholders in such S corporation should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Capital Stock

Distributions Generally.

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “— Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. Non-corporate U.S. holders, including individuals, generally may deduct 20% of dividends from a REIT under section 199A of the Code, as discussed above, other than capital gain dividends and dividends treated as qualified dividend income. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock distributions, including distributions partially payable in our capital stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our capital stock generally is equal to the amount of cash that could have been received instead of the capital stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the capital stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives capital stock pursuant to such distribution generally has a tax basis in such capital stock equal to the amount of cash that could have been received instead of such capital stock as described above, and has a holding period in such capital stock that begins on the day immediately following the payment date for the distribution.

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Capital Gain Dividends.

Dividends that we properly designate as “qualified” capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations (other than S corporations, for which dividends are passed through to its shareholders) may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

●	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;
●	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;
●	receive a credit or refund for the amount of tax deemed paid by it;
●	increase the adjusted tax basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and
●	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations.

Distributions we make and gain arising from the sale or exchange by a U.S. holder of our capital stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, as described in “— Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

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Dispositions of Our Capital Stock.

If a U.S. holder sells or disposes of shares of our capital stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such capital stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of capital stock that it has held for nine months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us.

A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described above under “— Distributions Generally”) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it: (i) is “substantially disproportionate” with respect to the U.S. holder results in a “complete redemption” of the U.S. holder’s stock interest in us; or (ii) is “not essentially equivalent to a dividend” with respect to the U.S. holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our capital stock, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “— Distributions Generally.” Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of a redemption or repurchase of our capital stock. If a redemption or repurchase of shares of our capital stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “— Sale of Our Capital Stock.”

Tax Rates.

The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, investment income of certain U.S. shareholders that are individuals, estates, and trusts, including REIT dividends, as well as gains from the sale of our capital stock, are generally subject to the 3.8% net investment income tax in addition to capital gains tax.

Taxation of Tax-Exempt Holders of Our Capital Stock

Dividend income from us and gain arising upon a sale of shares of our capital stock generally should not be unrelated business taxable income, or UBTI, to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

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Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our capital stock will be publicly traded upon completion of this offering of our capital stock (and, we anticipate, will continue to be publicly traded), we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Capital Stock

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our capital stock by non-U.S. holders. These rules are complex and constantly evolving from a regulatory and IRS guidance perspective, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and the applicability of available income tax or related treaties on the purchase, ownership and disposition of shares of our capital stock, including any information reporting requirements.

Distributions Generally.

Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests (“USRPIs”), nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty for which an applicable non-U.S. holder qualifies, unless the distributions are treated as effectively connected income with the conduct by the non-U.S. holder of a trade or business within the United States (or, if pursuant to an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends paid from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated ordinary federal income tax rates, or current 21% federal corporate income tax rate, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty for which an applicable non-U.S. holder qualifies.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty withholding tax rate applies and the non-U.S. holder furnishes a timely completed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business; or

(3)	the non-U.S. holder, if acting as an intermediary, furnishes a completed IRS Form W- 8 IMY (or other applicable documentation), with accompanying timely completed IRS Form W-8BENs or W-8BEN-Es (or other applicable documentation) for ultimate beneficial owners of such distributions evidencing eligibility for reduced treaty rates.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s capital stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such capital stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, under current U.S. tax law such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

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Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.

Distributions paid to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in our capital stock is treated as effectively connected income with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or
(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales, dispositions, or exchanges by us of USRPIs, whether or not designated as capital gain dividends, may cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. As a result of FIRPTA, non-U.S. holders generally would either be taxed at (i) the regular graduated federal income tax rates in the case of individuals or (ii) the flat 21% federal corporate income tax rate applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Additionally, distributions made to non-U.S. holders that are foreign corporations may also be subject to a 30% branch profits tax. In this context, under current law, we may be required to withhold and to remit to the IRS 21% (or 20% to the extent provided in applicable Treasury Regulations) of any distribution to non-U.S. holders attributable to any gain from sales, dispositions, or exchanges by us of USRPIs. The amount withheld would be creditable against the non-U.S. holder’s ultimate U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA withholding or underlying taxation, and therefore, not subject to the 21% U.S. withholding tax described above, provided the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally would be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains.

Although the law is not clear on the matter, it would appear that amounts we designate as retained net capital gains in respect of our capital stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

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Sale of Our Capital Stock.

Except as described below under “— Redemption or Repurchase by Us,” gain realized by a non-U.S. holder upon the sale, disposition, exchange or other taxable disposition of our capital stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation” (“USRPHC”) will constitute a USRPI. We believe that we are a USRPHC. Our capital stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. Recently finalized Treasury Regulations provide additional guidance for determining whether a REIT is a domestically controlled qualified investment entity and clarify, among other things, that ownership by non-U.S. persons (other than persons treated as United States persons as described in the preceding sentence) will be determined by looking through pass-through entities and certain U.S. corporations. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our capital stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such capital stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	our capital stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as Nasdaq; and
(2)	such non-U.S. holder owned, actually and constructively, 10% or less of our capital stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, disposition, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our capital stock is treated as effectively connected income with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder would be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

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If gain on the sale, disposition, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, disposition, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock generally would likely be required to withhold and remit to the IRS 15% of the purchase price.

Redemption or Repurchase by Us.

A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale, disposition, or exchange of the redeemed or repurchased shares. See “— Taxation of Taxable U.S. Holders of Our Capital Stock — Redemption or Repurchase by Us.” Qualified shareholders and their owners may be subject to different rules, and should consult their tax advisors regarding the application of such rules. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “— Taxation of Non-U.S. Holders of Our Capital Stock — Distributions Generally” above. If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above under “— Sale of Our Capital Stock.”

Information Reporting and Backup Withholding

U.S. Holders.

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our capital stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

●	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
●	the holder furnishes an incorrect taxpayer identification number;
●	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
●	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders.

Payments of dividends on our capital stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or W-8IMY (with appropriate supporting W-8s for corresponding beneficial owners) or otherwise establishes an exemption. However, information withholding returns are required to be filed with the IRS in connection with any U.S. source dividends on our capital stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds from the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

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Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our capital stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our capital stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding, informational reporting, and beneficial ownership or intermediary certificate disclosures (on IRS Form W-8s) under FATCA to their investment in our capital stock.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our capital stock.

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CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of any class of our shares of common stock by employee benefit plans that are subject to Title I of ERISA, plans, IRAs and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and any entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan” or “Benefit Plan Investor”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in any class of our shares of common stock of a portion of the assets of any Plan, a fiduciary should consider whether an investment in the shares is appropriate for the Plan, taking into account the provisions of the Plan documents, the overall investment policy of the Plan and the composition of the Plan’s investment portfolio, as there are imposed on Plan fiduciaries certain fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. Further, a fiduciary should consider that in the future there may be no market in which such Plan would be able to sell or otherwise dispose of the shares.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The fiduciary of an ERISA Plan that proposes to purchase or hold any shares should consider, among other things, whether such purchase and holding may involve the sale or exchange of any property between an ERISA Plan and a party in interest or disqualified person, or the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any ERISA plan assets. Certain exemptions are available from the prohibited transaction rules. However, there can be no assurance that an exemption will apply in any particular situation.

Plan Assets Issues

An additional issue concerns the extent to which we or all or a portion of our assets could themselves be treated as subject to ERISA. ERISA and the United States Department of Labor regulations, as modified by Section 3(42) of ERISA, or the Plan Assets Regulation, concerns the definition of what constitutes the assets of an ERISA Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and the prohibited transaction provisions of Section 4975 of the Code.

Under ERISA and the Plan Assets Regulation, generally when an ERISA Plan acquires an “equity interest” in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA, or the 25% Test, or that the entity is an “operating company” as defined in the Plan Assets Regulation. The term “benefit plan investors” is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA).

We will not be an investment company under the Investment Company Act, and there can be no assurance that benefit plan investors will hold less than 25% of the total value of each class of our common stock at the completion of this offering or thereafter, and no monitoring or other measures will be undertaken with respect to the level of such ownership with respect to any class of our shares of common stock.

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Publicly Offered Securities

For purposes of the Plan Assets Regulation, a “publicly offered security” is a security that is (i) “freely transferable,” (ii) part of a class of securities that is “widely held,” and (iii) (a) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and is part of a class of securities that is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (b) is part of a class of securities that is registered under Section 12 of the Exchange Act.

Operating Company

Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”). An entity is a REOC if (i) on its “initial valuation date” and on at least one day within each “annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during specified periods. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date.

It is anticipated that either (i) our shares of common stock will qualify for the exception for a “publicly offered security” or (ii) the terms and conditions of our investments, and the rights obtained and exercised with respect to such investments, will enable us to qualify as a REOC within the meaning of the Plan Assets Regulation. However, no assurance can be given that this will be the case.

If our assets are deemed to constitute ERISA “plan assets” (i.e., if we fail to qualify as a REOC as of our initial valuation date, or during any subsequent annual valuation period, and one or more of our classes of common stock fail to qualify as a “publicly offered security”), certain transactions that we might enter into, or may have entered into, in the ordinary course of our business may constitute non-exempt “prohibited transactions” under Section 406 of ERISA or Section 4975 of the Code, may have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability, as described above. In addition, if our assets are deemed to be “plan assets” of an ERISA Plan, our management, as well as various providers of fiduciary or other services to us, and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries under ERISA and Section 4975 of the Code, or otherwise parties in interest or disqualified persons by virtue of their provision of such services (and there could be an improper delegation of authority to such providers).

In addition, ERISA generally provides that discretionary authority with respect to the management and disposition of the assets of an ERISA Plan may be delegated to certain “investment managers” who acknowledge that they are fiduciaries of the ERISA Plan. In such case, an ERISA Plan fiduciary who has appointed an investment manager will generally not be liable for the acts of such investment manager. We do not expect to be an “investment manager” within the meaning of ERISA. Consequently, if our assets are deemed to constitute “plan assets” of any stockholder which is an ERISA Plan, the fiduciary of any such ERISA Plan would not be protected from liability resulting from our decisions. Moreover, if our underlying assets were deemed to be assets constituting “plan assets,” there are several other provisions of ERISA that could be implicated for an ERISA Plan if it were to acquire or hold shares either directly or by investing in an entity whose underlying assets are deemed to be assets of the ERISA Plan.

Representation

By acceptance of any class of shares of our common stock, each purchaser and subsequent transferee of a share will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the shares constitutes assets of any Plan or (ii) the purchaser or transferee made its own discretionary decision to invest in our common stock and the holding of the shares by such purchaser or transferee will not constitute a fiduciary breach or non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The sale of shares of our common stock to an ERISA Plan is in no respect a representation by us or any other person associated with the offering of our common stock that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

The preceding discussion is only a summary of certain ERISA implications of an investment in the securities and does not purport to be complete. Prospective investors should consult with their own legal, tax, financial and other advisors prior to investing to review these implications in light of such investor’s particular circumstances.

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Each purchaser or transferee that is or is acting on behalf of a Plan should consult with its legal advisor concerning the potential consequences to the Plan under ERISA, Section 4975 of the Code or applicable Similar Law of an investment in any class of our shares.

LEGAL MATTERS

Certain legal matters regarding U.S. federal income tax matters will be passed upon for us by Whiteford, Taylor & Preston L.L.P., Baltimore, Maryland. Certain matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements and financial statement schedule of Presidio Property Trust, Inc. (the “Company”) incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments thereto, under the Securities Act with respect to the shares of our common stock offered in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits and schedules, and amendments filed as a part of the registration statement for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed as part of the registration statement for copies of the actual contract, agreement or other document.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We also make this information available on the investors’ relations section of our website at www.presidiopt.com. Information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this registration statement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this registration statemen and is also available on our website at https://presidiopt.com . This registration statement incorporates by reference the information contained in the documents listed below (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

●	Our Annual Report for the year ending December 31, 2024 on Form 10-K, as filed with the SEC on March 31, 2025;
●	Our Quarterly Report for the Period ending March 31, 2025 on Form 10-Q as filed with the SEC on May 14, 2025;
●	Our Quarterly Report for the Period ending June 30, 2025 on Form 10-Q as filed with the SEC on August 14, 2025;
●	Our definitive Proxy Statement for the 2025 Annual Meeting of the Stockholders, as filed with the SEC on April 17, 2025;
●	our Current Reports on Form 8-K filed with the SEC on January 6, 2025, March 14, 2025, April 7, 2025 (as amended on form 8-K/A on April 8, 2025), April 8, 2025, April 16, 2025, May 7, 2025, May 16, 2025, June 2, 2025, June 3, 2025, June 5, 2025, July 9, 2025 and July 15, 2025; and
●	the description of our Series A Common Stock set forth in the registration statement on Form 8-A registering our Series A Common Stock under Section 12 of the Exchange Act, which was filed with the SEC on October 2, 2020, including any amendments or reports filed for purposes of updating such description.

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You may request a copy of these filings, at no cost, by oral or written request to:

Presidio Property Trust, Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Attn: Chief Accounting Officer

Phone number: (760) 471-8536

Presidio Property Trust, Inc.

200,000 Shares of

Series A Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution .

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

SEC registration fee	$	[______________]
Legal fees and expenses
Transfer agent’s fees and expenses
Accounting fees and expenses
Miscellaneous
Total	$

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

None.

Item 34. Indemnification of Directors and Officers.

Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

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Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

We have entered into indemnification agreements with each of our executive officers and directors whereby we agree to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

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Item 36. Financial Statements and Exhibits.

(a) Exhibits.

The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Number	Description

3.1	Articles of Merger filed with the Maryland State Department of Assessments and Taxation and the California Secretary of State on August 4, 2010 (incorporated by reference to Exhibit 3.03 of the Company’s Current Report on Form 8-K filed on August 10, 2010).

3.2	Articles of Amendment and Restatement of the Articles of Incorporation, dated as of July 30, 2010 (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K filed on August 10, 2010).

3.3	Articles Supplementary filed on August 4, 2014 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on August 8, 2014).

3.4	Articles of Amendment of Presidio Property Trust, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on October 19, 2017).

3.5	Articles Supplementary classifying and designating the Series C Common Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on July 31, 2020).

3.6	Articles of Amendment effecting a reverse stock split (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on July 31, 2020).

3.7	Articles Supplementary classifying and designating 805,000 shares of the Series D Preferred Stock (incorporated by reference to the Company’s Form 8-A12B filed on June 9, 2021).

3.8	Articles Supplementary classifying and designating an additional 115,000 shares of the Series D Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on June 15, 2021).

3.9	Articles Supplementary relating to election to be subject to Section 3-803 of the Maryland General Corporation Law (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 22, 2024).

3.10	Articles Supplementary classifying and designating an additional 80,000 shares of the Series D Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 24, 2024).

3.11	Second Amended and Restated Bylaws of Presidio Property Trust, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on October 19, 2017).

3.12	Articles of Amendment effecting a reverse stock split (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 16, 2025).

4.1	Form of Series A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 10-12B filed on May 6, 2008).

4.2	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 14, 2021).

4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on July 14, 2021).

4.4	Form of Warrant (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-11 filed on November 9, 2021).

4.5	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-11 filed on November 9, 2021).

4.6	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 15, 2025).

4.7	Form of Amendment to Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on July 15, 2025).

5.1	Opinion of Venable LLP

8.1	Opinion of Whiteford, Taylor & Preston L.L.P. regarding tax matters

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10.1	Dividend Reinvestment Plan (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form 10-12B filed on May 6, 2008).

10.2	Purchase and Sale Agreement and Joint Escrow Instructions among NetREIT Highland, LLC, NetREIT Joshua, LLC, NetREIT Casa Grande, LP, NetREIT Sunrise, LLC, NetREIT, Inc. and Sparky’s Storage 18 (CA) LP, dated as of February 6, 2015; as amended by the First Amendment dated February 25, 2015, and the Second Amendment dated April 2, 2015 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on April 15, 2015).

10.3+	Amended and Restated Presidio Property Trust, Inc. 2017 Incentive Award Plan (incorporated by reference to Annex A of the Company’s Proxy Statement filed on April 17, 2025).

10.4+	Form of Restricted Stock Agreement under 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-11/A filed on January 17, 2018).

10.5	Ninth Amendment to Loan Agreement signed August 19, 2021 (incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K filed on August 25, 2021).

10.6	Loan Agreement dated February 26, 2016, together with Second Amendment to Loan Agreement dated as of June 29, 2016, Third Amendment to Loan Agreement dated as of April 11, 2017, Joinder and Fourth Amendment to Loan Agreement dated as of February 20, 2018, Fifth Amendment to Loan Agreement dated as of April 11, 2018, Joinder and Sixth Amendment to Loan Agreement dated as of April 11, 2019, Joinder and Seventh Amendment to Loan Agreement dated as May 22, 2020 and Eighth Amendment to Loan Agreement dated as of June 26, 2020 (incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 8-K filed on August 25, 2021).

10.7	Form of Indemnification Agreement entered into between the Company and each of its directors and executive officers (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-11 filed on September 18, 2017).

10.8	Tenth Amendment to Loan Agreement signed October 12, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on October 14, 2022).

10.9	Tenth Amendment to Guaranty Agreement signed October 12, 2022 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on October 14, 2022).

10.10+	Employment agreement with Jack Heilbron (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on January 5, 2024)

10.11+	Employment agreement with Ed Bentzen (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on February 9, 2024)

10.12+	Employment agreement with Gary Katz (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on February 9, 2024)

10.13+	Employment agreement with Steven Hightower (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on February 9, 2024)

10.14	Cooperation Agreement by and between Presidio Property Trust, Inc. and Zuma Capital Management, LLC and the other parties named as signatories thereto, dated May 9, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 10, 2024).

10.15	Underwriting Agreement dated June 20, 2024, by and between the Company and The Benchmark Company, LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed on June 24, 2024).

10.16	Form of Securities Purchase Agreement dated July 14, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 15, 2025).

16.1	Letter of Baker Tilly US, LLP to the Securities and Exchange Commission, dated August 22, 2024 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed on August 22, 2024).

16.2	Letter of Moss Adams LLP to the Securities and Exchange Commission, dated June 5, 2025 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed on June 5, 2025).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed on March 31, 2025).

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Whiteford, Taylor & Preston L.L.P. (included in Exhibit 8.1).

23.3	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page).

107	Filing Fee Exhibit

+	Denotes a compensatory plan or arrangement

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Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 14, 2025.

PRESIDIO PROPERTY TRUST, INC.

By:	/s/ Jack K. Heilbron
Name:	Jack K. Heilbron
Title:	Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below does hereby constitute and appoint Jack K. Heilbron, with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to this registration statement, including a prospectus or an amended prospectus therein and any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith, including all exhibits thereto, to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jack K. Heilbron	Chairman of the Board, Chief	August 14, 2025
Jack K. Heilbron	Executive Officer and President (Principal Executive Officer)

/s/ Ed Bentzen	Chief Financial Officer	August 14, 2025
Ed Bentzen	(Principal Financial and Accounting Officer)

/s/ Steven Hightower	Director	August 14, 2025
Steven Hightower

/s/ Jennifer A. Barnes	Director	August 14, 2025
Jennifer A. Barnes

/s/ James R. Durfey	Director	August 14, 2025
James R. Durfey

/s/ Tracie Hager	Director	August 14, 2025
Tracie Hager

/s/ Elena Piliptchak	Director	August 14, 2025
Elena Piliptchak

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